UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-11/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

American Realty Funds Corporation
(Name of small business issuer in its charter)

Tennessee	6799	27-1952547
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

501 S. Euclid Avenue Bay City, Michigan 48706 800-613-3250
(Address and telephone number of registrant's principal executive offices and principal place of business)

Joel I. Wilson Co-Chief Executive Officer American Realty Funds Corporation 501 S. Euclid Bay City, Michigan 48706 800-613-3250
Name, address, and telephone number of agent for service)

Copies to:

Joel Arberman
Public Financial Services, LLC
7877 Emerald Winds Circle
Boynton Beach, Florida 33473
Telephone: 516-509-8132

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Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

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If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑
(Do not check if smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Shares to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3) (4)

Series A Preferred Stock, $10 stated value (1)	2,500,000	$10	$25,000,000	$2,865
Total			$25,000,000	$2,865

———————

(1)

No current trading market exists for our preferred shares. The offering price has been arbitrarily determined by us and bears no relationship to assets, earnings or other valuation criteria. No assurance can be given that the shares offered hereby will have a market value or that they may be sold at this, or at any price.

(2)

Estimated in accordance with Rule 457 of the Securities Act of 1933 solely to compute the registration fee amount.

(3)

Calculated under Section 6(b) of the Securities Act of 1933 as .0001146 of the maximum aggregate offering price.

(4)

Paid by Fedwire.

We hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by us with the Securities and Exchange Commission. The Company may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH ___, 2012

PROSPECTUS

American Realty Funds Corporation

2,500,000 Series A Preferred Shares

(Liquidation Preference $10 per Share)

We are offering 2,500,000 shares of our Series A Preferred Stock, $10 stated value, which we refer to in this prospectus as the preferred shares. No public market currently exists for the preferred shares being offered. Consequently, investors will not be able to sell their preferred shares in any organized market place and may be limited to selling their preferred shares privately. Accordingly, an investment in our preferred shares is an illiquid investment.

We are offering our preferred shares, through WR Rice Financial Services, Inc., an entity controlled by our Co-Chief Executive Officers, on a best-efforts basis at a price of $10.00 per share. Should we be successful in selling all of the preferred shares offered, we will receive $25,000,000 in proceeds before expenses, but there can be no assurance that all or any of the preferred shares will be sold. There is no minimum amount of preferred shares we are required to sell nor is there a minimum amount of money we are required to raise from this offering. There will not be an escrow account so the proceeds from the sale will be placed directly into our corporate account and all funds received can be immediately used by us.

Each holder of the Series A shares shall be entitled to receive on each Series A share held a quarterly dividend at the rate of $.85 per annum, which shall be cumulative, accrue daily from the date of issuance and be due and payable on the last day of each fiscal quarter. Such dividends shall accrue whether or not declared and the accumulation of unpaid dividends shall bear interest at a rate of 8.50% per annum. If a dividend date is not a business day, then the dividend shall be due and payable on the business day immediately following.

Dividends on the Series A shares are payable, at the corporation’s option in (a) cash or (b) shares of Series A shares that are eligible for public resale by the holder under an effective registration statement covering such shares. Dividends on the preferred shares will be payable quarterly in arrears on or about the last business day of March, June, September and December of each year, beginning on June 30, 2012.

Series A shares may not be converted into common or any other shares of the corporation. The holders of Series A shares are not entitled to any voting rights.

Our common stock is quoted on the Over The Counter Bulletin Board under the symbol “ANFD.” On February 1, 2012, the last reported sale of our common stock was $1.01 per share. There is no established trading market for our preferred stock and we do not expect a market to develop. We do not intend to apply for a listing of the preferred stock on any stock exchange.

This offering shall begin upon the effectiveness of the registration statement of which this prospectus is a part and will terminate on the earlier of: (i) the date when the sale of all 25,000,000 preferred shares is completed, or (ii) 360 days from the effective date of this document.

We are subject to many risks and an investment in our preferred shares will also involve a very high degree of risk. You should carefully consider the factors described under the heading “Risk Factors” beginning on page 7 of our Prospectus before investing in our preferred shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$10.00	$25,000,000 (1)

Underwriting discounts and commissions	$1.00	$2,500,000 (2)

Proceeds to American Realty Funds Corporation (before expenses)	$9.00	$22,500,000

(1)

Should we be successful in selling all of the preferred shares offered, we will receive $25,000,000 in proceeds before expenses, but there can be no assurance that all or any of the preferred shares will be sold.

(2)

Should we be successful in selling all of the preferred shares offered, the underwriters will receive a commission of $2,500,000, but there can be no assurance that all or any of the preferred shares will be sold.

We estimate the total expenses of this offering payable by us, excluding the underwriting discounts and commissions, will be approximately $20,000. We anticipate that delivery of the shares of preferred stock and warrants will be made within thirty days of closing of terminating the offer.

THE DATE OF THIS PROSPECTUS IS ____________________

Table of Contents

Prospectus Summary	1
Risk Factors	7
Cautionary Statement Regarding Forward-Looking Information	16
Determination Of Offering Price	17
Use Of Proceeds	17
Ratio Of Earnings To Fixed Charges And Preferred Stock Dividends	18
Series A Preferred Stock	19
Underwriting	21
Security Ownership Of Certain Beneficial Owners And Management	22
Suitability Standards	23
Legal Proceedings	23
Management	23
Certain Relationships And Related Party Transactions	28
Description Of Business	30
Executive Compensation	39
Management’s Discussion And Analysis Of Financial Condition	41
Policies With Respect To Certain Activities	46
Disclosure Of Commission Position On Indemnification For Securities Act Liabilities	48
Interest Of Named Experts And Counsel	49
Financial Statements	F-1

You should rely only upon the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus.

We are offering to sell preferred shares and seeking offers to buy preferred shares only in jurisdictions where offers and sales are permitted.

You should also assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in the securities being offered here. You should read the entire prospectus carefully, including the sections entitled “Risk Factors,””Management’s Discussion and Analysis or Plan of Operation,” as well as our historical and pro forma financial statements and related notes included elsewhere in this prospectus. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision..

Unless the context suggests otherwise, references in this prospectus to “we,” “our,” “us” and “our company” are to American Realty Funds Corporation, a Tennessee company. Unless otherwise indicated, the information contained in this prospectus is as of December 31, 2011.

Business Summary

Our Business

We purchase, renovate and resell single-family residential real estate in the United States.  Since inception, we have focused on making real estate acquisitions in the Saginaw, Bay and Midland Counties of Michigan. The region consists of primarily low and moderate income households.

We typically sell our properties under a land contract to buyers who do not have sufficient cash to purchase a property outright and are unable to obtain mortgage financing from third-parties. In a typical land contract transaction, we receive a negotiated amount of the purchase price upfront and the remaining portion in monthly installments.

There is substantial risk that we enter into transactions with buyers who are unable to make their monthly payments as planned. In the event a buyer defaults on their agreement with us, we may decide to evict any occupants, repair the property and sell it again. There would be substantial costs involved with each eviction, renovation and resale. If buyers are unable to pay us the amount agreed and when agreed, we would be negatively impacted to an unknown extent, which would negatively impact our cash flow and ability to continue as a going concern.

We also enter into sales of land contract interests where we transfer and deliver to the purchaser full interest in the land contracts noted above, including the transfer of full and legal title to the underlying properties and the right to receive the future payments made under the land contract.

We have relied upon the sale of our shares in unregistered private placement transactions to cover our expenses, property purchases and pay for renovations. Our reliance on capital from shareholders, our very limited operating history, our operating losses and other factors have led our independent auditors to express substantial doubt about our ability to continue as a going concern.

We were incorporated on February 22, 2010 in Tennessee as American Realty Funds Corporation. Our address is 501 S. Euclid Avenue, Bay City, Michigan 48706, and our telephone number is (800) 613-3250. Our fiscal year ends June 30th.

Land Contracts

We typically sell our properties under a land contract to buyers who do not have sufficient cash to purchase a property outright and are unable to obtain mortgage financing from third-parties. In the State of Michigan, a land contract, sometimes known as a contract for deed or an installment sales agreement is a contract between a buyer and seller of real estate in which the seller provides the buyer with the ability to pay the purchase price in installments. When the purchase price and all interest have been paid in full, we become obligated to transfer legal title to the property to the buyer.

When we enter into a land contract, we retain marketable title since we have the legal title in fee simple to the property, but we provide the buyer with equitable title, which entitles them to the actual enjoyment and use of a property. Under a land contract, the purchaser is considered the homeowner for property tax and homeowner insurance purposes and is legally responsible for all property maintenance, taxes and insurance.

In a typical land contract transaction, we receive a negotiated amount of the purchase price upfront and the remaining portion in monthly installments. There is substantial risk that we enter into transactions with buyers who are unable to make their monthly payments as planned. While we evaluate a buyer’s credit, sources of income and current assets, we do not have any specific underwriting guidelines to determine whether a buyer qualifies to enter into a land contract with us.

In the event a buyer defaults on their agreement with us, we may decide to evict any occupants, repair the property and sell it again. There would be substantial costs involved with each eviction, renovation and resale. If buyers are unable to pay us the amount agreed and when agreed, we would be negatively impacted to an unknown extent, which would negatively impact our cash flow and ability to continue as a going concern.

Our Properties

As of December 31, 2011, we have marketable and equitable title to forty one properties. When we enter into a land contract, we retain marketable title since we have the legal title in fee simple to the property, but we provide the buyer with equitable title, which entitles them to the actual enjoyment and use of a property. As of December 31, 2011, we had marketable and equitable title since none of our properties were subject to a land contract.

The table below includes summary information relating to the properties we own as of December 31, 2011:

	Lowest	Highest	Average
Square footage:	808	2,415	1,354
Number of bedrooms:	2	6	3.4
Number of bathrooms:	1	3	1.3
Annual Taxes	$631	$2,855	$1,540

Renovations have been completed on all of the properties we owned as of December 31, 2011.

Financial Summary

The following tables set forth summary financial data derived from our financial statements. The following data should be read in conjunction with the financial statements, related notes and other financial information included in this prospectus. Our historical results are not necessarily an indication of the results to be expected for any future period. Our historical results are not necessarily an indication of the results to be expected for any future period.

Table A:

Condensed Statements of Operations

Period from Inception (February 22, 2010) to June 30, 2010 and Year Ended June 30, 2011

	Year Ended June 30, 2011	Period from Inception (February 22, 2010) To June 30, 2010

Net revenues	$ -	$ -

Operating expenses:	180,365	565,120

Operating loss	(180,365)	(565,120)

Other expense	(655)	-

Loss before income tax provision	(181,020)	(565,120)
Income tax provision	-	-
Net loss	$ (181,020)	$ (565,120)

Table B:

Statements of Operations

For six months ended December 31, 2011 and December 31, 2010

	Six Months Ended December 31,
	2011	2010

Net revenues	$ 52,387	$ -

Operating expenses:	65,464	76,757

Operating loss	13,077	76,757

Other income (expense), net	(60,004)	(536)

Income (loss) before income tax provision	(73,081)	(77,293)
Income tax provision	-	-
Net income (loss)	$ (73,081)	$ (77,293)

Table C:

Balance Sheet

As of December 31, 2011

December 31, 2011
Total Assets	$ 1,949,863
Total Liabilities	$ 1,602,771
Accumulated Deficit	$ (792,022)
Shareholders’ Equity (Deficit)	$ (347,092)

Summary Risk Factors

An investment in our preferred stock involves a very high degree of risk. You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 7 of this prospectus before deciding whether or not to invest in shares of our preferred shares. If any of these risks occur, our business, financial condition, liquidity, results of operations and prospects could be materially and adversely affected. You should purchase our preferred shares only if you afford a complete loss of your purchase.

-

Our independent auditors have expressed substantial doubt about our ability to remain as a going concern which may negatively impact our ability to obtain additional funding or funding on terms attractive to us.

-

We have never generated a profit and if we are unable to generate consistent profits, we will not have the ability to sustain our business.

-

Our failure to secure additional financing when needed may affect our ability to survive.

-

We have entered and plan to enter into land contracts with buyers who have poor credit and may not pay us on time or in full.

-

Our officers and directors do not have any specific experience or underwriting guidelines to determine whether a buyer qualifies to enter into a land contract with us.

-

Our officers and directors own a controlling interest in our voting stock and investors will not have any voice in our management, which could result in decisions adverse to our general stockholders.

-

We have entered into material agreements with entities controlled by our officers and directors and will continue to do so in the future, which could result in decisions adverse to our general stockholders.

-

The preferred shares is a new issuance, does not have an established trading market and has no stated maturity, which may negatively affect your ability to transfer or sell your shares.

-

Our board of directors has the authority, without stockholder approval, to issue preferred stock with terms that may not be beneficial to existing common and preferred stockholders and with the ability to affect adversely stockholder voting power and perpetuate their control over us.

-

We plan to sell our properties on an installment plan and if we are not paid as agreed, our financial condition would be negatively impacted.

-

We may be adversely affected by domestic and international economic conditions and other events that impact consumer confidence and demand.

-

We do not have any insurance and may suffer losses which might require us to utilize working capital allocated for our business operations.

-

Our officers and directors compete directly against us through entities they control.

Offering Summary

Following is a very brief summary of this offering:

Issuer:

American Realty Funds Corporation, a Tennessee corporation.

Securities Offered:

2,500,000 shares of Series A Preferred Stock, stated value $10 per share. We reserve the right to reopen this series and issue additional shares of preferred stock either through public or private sales at any time and from time to time.

Stated Value:

$10 per preferred share

Offering Price:

$10 per preferred share

Liquidation rights:

The Series A shares rank prior to common stock and prior to any class or series of capital stock of the corporation hereafter created that does not, by its terms, rank senior to or pari passu with the Series A shares.

Preferred Dividends:

Each holder of the Series A shares shall be entitled to receive on each Series A share held a quarterly dividend at the rate of $.85 per annum, which shall be cumulative, accrue daily from the date of issuance and be due and payable on the last day of each fiscal quarter. Such dividends shall accrue whether or not declared and the accumulation of unpaid dividends shall bear interest at a rate of 8.5% per annum. If a dividend date is not a business day, then the dividend shall be due and payable on the business day immediately following.

Dividends on the Series A shares are payable, at the corporation’s option in (a) cash or (b) shares of Series A shares that are eligible for public resale by the holder under an effective registration statement covering such shares.

Conversion Rights:

Series A shares may not be converted into common or any other shares of the corporation.

No Maturity, Sinking Fund

Or Mandatory Redemption:

The preferred stock has no stated maturity date and is not subject to mandatory redemption or any sinking fund. We are not required to set aside funds to redeem the preferred shares. Accordingly, the preferred stock will remain outstanding indefinitely unless we decide to redeem the shares at our option.

No Voting Rights:

The holders of Series A shares are not entitled to any voting rights.

No Listing:

There is no established trading market for our preferred stock and we do not expect a market to develop. We do not intend to apply for a listing of the preferred stock on any stock exchange.

Use of Proceeds:

We expect that the net proceeds for the preferred stock offering will be approximately $22.5 million after deducting the underwriting discounts and commissions, assuming all of the preferred shares are sold. We intend to use the net proceeds from this offering to acquire additional properties, to fund renovation, to pay property insurance and property taxes and for general corporate purposes.

Underwriter Conflict of Interest:

Our underwriter, WR Rice Financial Services, Inc. is owned by our Co-Chief Executive Officers and will receive 10% of the gross proceeds from this offering.

Series A Preferred Shares
outstanding before the offering:

None.

Series A Preferred Shares
outstanding after the offering

if all of the Series A Preferred

Shares are sold:

2,500,000

RISK FACTORS

An investment in the securities offered involves a high degree of risk and represents a highly speculative investment. In addition to the risks and investment considerations discussed elsewhere in this prospectus, the factors described below should be carefully considered by anyone purchasing the securities offered by this prospectus.

The risks discussed below could materially and adversely affect our business, prospects, financial condition and results of operations. The trading price of our securities, when and if we trade at a later date, could decline due to any of these risks, and you may lose part or all of your investment. We cannot assure any investor that we can or will successfully address these risks.

Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, prospects, financial condition, results of operations and value of our stock. You should not purchase the securities offered unless you can afford the loss of your entire investment.

RISKS RELATED TO OUR BUSINESS

Our independent auditors have expressed substantial doubt about our ability to remain as a going concern which may negatively impact our ability to obtain additional funding or funding on terms attractive to us.

Our independent auditors state in their audit report dated September 13, 2011 included with this prospectus, that since we have no established source of revenue and are dependent on our ability to raise capital from stockholders or other sources to sustain operations, there is a substantial doubt that we will be able to continue as a going concern. The going concern opinion may negatively impact our ability to obtain additional funding or funding on terms attractive to us. If we are unable to continue as a going concern, you will lose your entire investment.

We have a limited operating history for assessing our ability to conduct successful business activities.

We are a recently formed entity with limited operating history. There can be no assurance that we will be able to successfully implement our business plan or that we will ever generate positive cash flow from our operations.

At this early stage of our operation, we face certain risks and uncertainties frequently encountered by companies at the early stage of their business development. Potential investors should be aware of the difficulties normally encountered by new companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the operations we plan to undertake. We cannot be sure that we will be successful in addressing these risks and uncertainties and our failure to do so could have a materially adverse effect on our financial condition and your investment.

Our future success is dependent on many factors including our ability to identify potentially profitable residential real estate transactions, acquire such properties, manage any necessary renovations and attract buyers to purchase properties from us while generating a profit. None of these factors can be demonstrated by our historic performance and there is no assurance we will be able to accomplish them.

Our limited operating history makes any prediction of our future results of operations difficult or impossible. Since there can be no assurance of future successful performance of our business, you are accepting a high probability of losing your entire investment.

We have never generated a profit and if we are unable to generate consistent profits, we will not have the ability to sustain our business.

We have incurred a net loss of $181,020 and $565,120 for the year ended June 30, 2011 and for the period from February 22, 2010 (inception date) to June 30, 2010, respectively. We are expecting losses over the next 12 months because we do not have any revenues to offset the expenses associated with the development and implementation of our business plan. We cannot guarantee we will ever be successful in generating revenues in the future or that any revenues we are able to generate would be sufficient to pay for our expenses. If we are not able to generate sufficient revenues to achieve profitable operations, you will lose your entire investment.

Our failure to secure additional financing when needed may affect our ability to survive.

We will be required to spend substantial amounts of working capital to buy, renovate and resell residential real estate to implement our business plan. The only cash currently available to us is the cash in our bank account. We have no lines of credit or other sources of capital. As we spend our cash to purchase properties and pay for renovations, we will reduce the cash available for operating expenses and other property acquisitions. If we are unable to resell the properties we purchase, we may not have sufficient cash to pay our expenses. The availability of funding is subject to credit, economic, market and legal constraints. We are totally dependent on external sources of financing for the foreseeable future, for which we have no commitments. No guarantees that any additional financing can be obtained are possible. Even if financing is available, it may not be available on terms we find favorable.  Our failure to raise additional funds if needed in the future will adversely affect our business operations, which may require us to suspend our operations and lead you to lose your entire investment.

We have entered and plan to enter into land contracts with buyers who have poor credit and may not pay us on time or in full.

We have entered and plan to enter into land contracts with buyers who have poor credit and may not pay us the amount due in a timely manner or at all. In the event a buyer defaults on their agreement with us, the buyer is obligated to surrender the property. To enforce the terms of the land contract, we may be required to file a notice of forfeiture of land contract with a district court. If the buyer fails to respond with the required payment, a complaint for possession can be filed with a district court requesting the court order an eviction. Upon surrender of the property, no further action may be taken against the buyer except in the case of criminal negligence or willful destruction. Upon eviction, we would complete any necessary repairs and seek to sell the property again. If buyers are unable to pay us the amount agreed and when agreed, we would be negatively impacted to an unknown extent, which would negatively impact our cash flow and ability to continue as a going concern.

Our officers and directors do not have any specific experience or underwriting guidelines to determine whether a buyer qualifies to enter into a land contract with us.

Our officers and directors do not have any meaningful experience in determining whether a buyer qualifies to enter into a land contract with us. While we evaluate a buyer’s credit, sources of income and current assets, as well as check personal and professional references, we have no specific underwriting guidelines or experience to determine whether a buyer qualifies to enter into a land contract with us. If we enter into land contracts with buyers who are unable to pay us the amount agreed and when agreed, we would be negatively impacted to an unknown extent, which would negatively impact our cash flow and ability to continue as a going concern.

We will incur significant costs complying with our obligations as a reporting issuer which will make it more difficult to generate a profit and will reduce the cash available to implement our business plan.

We are required to file periodic reports with the Securities & Exchange Commission, including financial statements and disclosure regarding changes in our operations. In order to comply with these requirements, our independent registered public accounting firm has to review our financial statements on a quarterly basis and audit our financial statements on an annual basis. Moreover, our legal counsel has to review and assist in the preparation of such reports. The costs charged by these professionals for such services cannot be accurately predicted at this time because factors such as the number and type of transactions that we engage in and the complexity of our reports cannot be determined at this time and will have a major affect on the amount of time to be spent by our auditors and attorneys. However, we estimate that these costs could exceed $50,000 per year for the next few years. Those fees will be higher if our business volume and activity increases.  Those obligations will reduce and possibly eliminate our ability and resources to fund our operations and may prevent us from meeting our normal business obligations. These compliance costs will be charged to operations and will negatively impact our ability to attain profitable operations.

We participate in a highly competitive industry which may prevent us from generating a profit from the purchase and sale of real estate.

The real estate industry is highly competitive.  Many companies and individuals are engaged in the business of acquiring interests in residential real estate. The industry is not dominated by any single competitor or a small number of competitors.  We compete with numerous industry participants for the acquisition of residential real estate, for contractors to renovate properties and for buyers of properties we own and may acquire in the future.  Some of our competitors have significant advantages over us, including greater name recognition, longer operating histories, lower operating costs, pre-existing relationships with current or potential customers, greater financial, marketing and other resources. These advantages could allow our competitors to respond more quickly to opportunities or changes in our markets. These competitive disadvantages could adversely affect our ability to acquire, renovate and resell real estate at a profit. We may never achieve a profit on any of the properties we may acquire.

We are narrowly focused on acquiring, renovating and reselling residential real estate in Michigan, which results in higher risk than if we had a more diverse property type or geography.

We currently own forty one residential real estate properties in the State of Michigan. Subject to additional financing, we plan to acquire more properties in Michigan in the future. As a result, we will be susceptible to local economic conditions and the supply of and demand for real estate in the narrow market in which we participate. If there is a downturn in the economy or an oversupply of or decrease in demand for residential real estate in our market, our business could be materially adversely affected to a greater extent than if we owned a real estate portfolio that was more diversified in terms of both geography and type of property. Should we experience softening in our markets and not be able to offset the potential negative market influences on price and volume by increasing our transaction volume through market share growth, our financial results could be negatively impacted and our business could fail.

Investors will not have the opportunity to evaluate our investments before we make them, which makes any investment in our company more speculative.

As of the date of this prospectus, we have acquired eleven residential real estate properties. In the future, you will not be able to evaluate the economic merits, transaction terms or other financial or operational data concerning our property acquisitions prior to purchasing or while owning any of our securities. You must rely on our management to implement our property acquisition strategy and policies, to evaluate our opportunities and to structure the terms of our property purchases and sales. Because investors are not able to evaluate our properties in advance of purchasing our securities, this offering may entail more risk than other types of offerings. This additional risk may hinder your ability to achieve your own personal investment objectives related to portfolio diversification, risk-adjusted investment returns and other objectives.

RISKS RELATED TO OUR MANAGEMENT

Our officers and directors own a controlling interest in our voting stock and investors will not have any voice in our management, which could result in decisions adverse to our general stockholders.

Our officers and directors, in the aggregate, beneficially own approximately or have the right to vote approximately 65% of our outstanding common shares.  As a result, these stockholders, acting together, will have the ability to control substantially all matters submitted to our stockholders for approval including:(i) election of our board of directors; (ii) removal of any of our directors; (iii) amendment of our Articles of Incorporation or By-laws; and (iv)

adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

The interests of our officers may differ from the interests of the other stockholders, and they may influence decisions with which the other stockholders may not agree. Such decisions may be detrimental to our business plan and/or operations and they may cause the business to fail in which case you may lose your entire investment.

We have entered into material agreements with entities controlled by our officers and directors and will continue to do so in the future, which could result in decisions adverse to our general stockholders.

Our Co-Chief Executive Officers, Joel Wilson and Michael Kazee, have executed several agreements between us and companies they control. These related party agreements contained significant conflicts of interest. A summary of the agreements are as follows:

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A written agreement whereby an entity controlled by Mr. Wilson and Mr. Kazee sold seven residential real estate properties to us for $217,404.17, which they purchased for $107,500;

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On August 11, 2010 we entered into an agreement with The Diversified Group Partnership Management, LLC, an entity controlled by our Co-Chief Executive Officers, to provide materials and labor for the renovation of properties we own. As of September 30, 2011, we paid The Diversified Group Partnership Management, LLC $224,565.  On October 1, 2011, the original agreement was replaced with a flat-fee agreement whereby we pay DGPM a fee of $31,000 for each property they renovate on our behalf. The fee includes the cost of all materials and labor. From October 1, 2011 through December 31, 2011, we paid $1,271,000 in renovation fees to The Diversified Group Partnership Management, LLC.

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We hired a real estate agency controlled by Mr. Kazee to sell each of the eleven properties we own. As of December 31, 2011, 1 Stop Realty and Mortgages, LLC had sold eleven of our properties and was paid $27,500;

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A written employment agreement whereby Mr. Wilson and Mr. Kazee were hired as Co-Chief Executive Officers at a monthly salary of $3,500 each;

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A written sublet agreement whereby an entity controlled by Mr. Wilson and Mr. Kazee subleased our corporate offices for $500 per month;

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A verbal agreement whereby we advanced $30,000 to an entity controlled by Mr. Wilson and Mr. Kazee, which was repaid in full on October 21, 2010;

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A written agreement whereby an entity controlled by Mr. Kazee loaned us $50,000 at an interest rate of 10%, which was repaid in full on February 1, 2011.

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A written agreement dated June 1, 2011 whereby an entity controlled by Mr. Wilson and Mr. Kazee was engaged to provide various management services for $1,000 per month. A total of $6,000 was paid as of December 31, 2011.

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Written agreements completed in August 2011 whereby we sold land contract interests, including the transfer of full and legal title to the underlying properties and the right to receive the future payments made under the land contract, to three limited partnerships for $412,600. There were nine properties included in these contracts with a carrying value of approximately $433,000 as of June 30, 2011.  Each limited partnership consisted of an entity controlled by Mr. Wilson and Mr. Kazee as its general partner and multiple limited partners who were not related parties to the Company.  All amounts paid under the agreement were paid by the limited partners and not by the entity controlled by Mr. Wilson and Mr. Kazee.

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From September 2011 through January 2012, we entered into separate promissory notes totaling $2,114,500 at interest rates ranging from 9.90% to 13.68%. Each of the limited partnerships consist of general partner The Diversified Group Partnership Management, LLC, a related party controlled by Mr. Wilson and Mr. Kazee, and multiple limited partners, who were not related parties us.  Monthly payments are required with a final balloon payment due at the end of the loan term.

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A written underwriting agreement whereby an entity controlled by Mr. Wilson and Mr. Kazee is entitled to earn 10% of the gross proceeds from this offering.

Our officers intend to enter into related party agreements in the future where significant conflicts of interest may exist. The interests of our officers differ from the interests of other stockholders and their decisions may negatively impact the value of your investment. Our officers may earn a profit from related party transactions while our investors may lose their entire investment.

Our officers and directors compete directly against us through entities they control.

Our directors and officers control other entities which engage in identical activities as our primary business of buying, renovating and selling residential real estate. Our officers and directors have stated they intend to present all opportunities related to our business activities to us first and that they will only personally pursue such opportunities if we are unable to do so. We have no policy limiting their activities. Our officers and directors may pursue real estate transactions personally, or through entities they control, that we otherwise could have pursued. Our officers and directors may earn a profit from identical business activities while our investors may lose their entire investment.

You may be more likely to sustain a loss on your investment because our management does not have as strong an economic incentive to avoid losses.

Our management has invested a total of $29,500 and owns a total of 7,273,750 shares of our common stock. They paid less than $0.01 per share. Therefore, our management has very little exposure to loss in the value of its investment in our shares. Without this exposure, our investors may be at a greater risk of loss because our management does not have as strong an economic incentive to prevent a decrease in the value of our shares as do management who make more significant equity investments.

Our officers and directors have no meaningful accounting or financial reporting education or experience, which increases the risk of accounting errors and makes an investment in our company more speculative.

Our ability to meet Exchange Act reporting requirements on a timely basis will be dependent to a significant degree on advisors and consultants. Our officers and directors have no meaningful accounting or financial reporting education or experience. As such, there is risk about our ability to comply with all financial reporting requirements accurately and on a timely basis.

We may have to cease our operations if we lose either of our key officers.

We are heavily dependent on the management experience of Joel Wilson and Michael Kazee. If something were to happen to either, it would greatly delay our daily operations until further industry contacts could be established. If we lose either of their services and cannot find a suitable replacement, we may have to cease operations. We do not have insurance covering their life. The success of our company is entirely dependent on their efforts.

RISKS RELATED TO OUR SECURITIES

The preferred shares are a new issuance, does not have an established trading market and has no stated maturity, which may negatively affect your ability to transfer or sell your shares.

The preferred shares are a new issue of securities. Because the securities have no stated maturity date, investors seeking liquidity will be limited to selling their shares in the secondary market. There is no established trading market for our preferred stock and we do not expect a market to develop. We do not intend to apply for a listing of the preferred stock on any stock exchange. As a result, you should purchase Series A Preferred Stock only as a long-term investment, and you must be prepared to hold your shares for an indefinite period of time.

Market interest rates and other factors may affect the value of the preferred stock.

One of the factors that will influence the preferred stock will be the dividend yield on the preferred stock relative to market interest rates. An increase in market interest rates could cause the market price of the preferred stock to go down. The price of the preferred shares will also depend on many other factors, which may change from time to time, including: the market for similar securities, government action or regulation, general economic conditions and our financial condition, performance and prospects.

If we issue Series A Preferred Shares, our interest obligations could have material adverse effects on our business.

We have no Series A Preferred Shares issued as of February 1, 2012. If we issue a large number of Series A Preferred Shares in the future, there could be adverse consequences for our business, results of operations and financial condition because it could, among other things:

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require us to dedicate a substantial portion of our cash flow from operations to make dividend payments on our indebtedness, thereby reducing our cash flow available to fund working capital, capital expenditures and other general corporate purposes;

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increase our vulnerability to general adverse economic and industry conditions;

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limit our ability to borrow additional funds on favorable terms or at all to expand our business or ease liquidity constraints;

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limit our flexibility in planning for, or reacting to, changes in our business and our industry;

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place us at a competitive disadvantage relative to competitors that have less indebtedness; and

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require us to dispose of one or more of our properties at disadvantageous prices or raise equity that may dilute the value of our common stock in order to service our indebtedness or to raise funds to pay such indebtedness at maturity.

The issuance of any Series A Preferred Shares significantly increases the risk to all of our investors due to our dividend payment obligations and may lead to investors losing their entire investment.

Our board of directors has the authority, without stockholder approval, to issue preferred stock with terms that may not be beneficial to existing common and preferred stockholders and with the ability to affect adversely stockholder voting power and perpetuate their control over us.

Our articles of incorporation allow us to issue one hundred billion shares of preferred stock without any vote or further action by our common or preferred stockholders. Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our board of directors also has the authority to issue preferred stock without further stockholder approval, including large blocks of preferred stock. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock or other preferred stockholders and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock or existing preferred shares.

Preferred stock could be used to dilute a potential hostile acquirer. Accordingly, any future issuance of preferred stock or any rights to purchase preferred shares may have the effect of making it more difficult for a third party to acquire control of us. This may delay, defer or prevent a change of control or an unsolicited acquisition proposal.

The issuance of preferred stock also could decrease the amount of earnings attributable to, and assets available for distribution to, the holders of our common stock and could adversely affect the rights and powers, including voting rights, of the holders of our common stock and preferred stock.

None of the provisions relating to the preferred shares relate to or limit our indebtedness or afford the holders of the v protection in the event of a highly leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all our assets or business, that might adversely affect the holders of the preferred shares.

Holders of preferred stock have no voting rights.

Shares of our common stock are currently the only class of our stock carrying voting rights. Common stock shareholders can vote to issue more Series A Preferred Stock or to create additional classes or series of preferred stock that are senior to the Series A Preferred Stock. Holders of preferred stock have no voting rights and would be unable to prevent the issuance of senior securities.

The Series A Preferred Stock has not been rated.

We have not sought to obtain a rating for the preferred shares. No assurance can be given, however, that one or more rating agencies might not independently determine to issue such a rating or that such a rating, if issued, would not adversely affect any market price of the preferred shares. In addition, we may elect in the future to obtain a rating of the preferred shares, which could adversely impact any market price of the preferred shares. Ratings only reflect the views of the rating agency or agencies issuing the ratings and such ratings could be revised downward or withdrawn entirely at the discretion of the issuing rating agency if in its judgment circumstances so warrant. Any such downward revision or withdrawal of a rating could have an adverse effect on any market price of the preferred shares.

Securities laws may limit secondary trading, which may restrict the states in which and conditions under which you can sell the shares offered by this prospectus.

There is no public market for our securities, and there can be no assurance that any public market will develop in the foreseeable future. Secondary trading in securities sold in this offering will not be possible in any state in the U.S. unless and until the common shares are qualified for sale under the applicable securities laws of the state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in such state. There can be no assurance that we will be successful in registering or qualifying our securities for secondary trading, or identifying an available exemption for secondary trading in our securities in every state.  If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, the securities in any particular state, the securities could not be offered or sold to, or purchased by, a resident of that state.  In the event that a significant number of states refuse to permit secondary trading in our securities, the market for our securities could be adversely affected.

RISKS RELATED TO REAL ESTATE

Real estate investments are illiquid, which may limit our ability to respond to adverse changes in a timely manner.

Because real estate investments are relatively illiquid, our ability to vary our portfolio promptly in response to economic or other conditions will be limited. In addition, certain significant expenditures, such as debt service, real estate taxes, and operating and maintenance costs generally are not reduced in circumstances resulting in a reduction in income from the investment. The foregoing and any other factor or event that would impede our ability to respond to adverse changes in the performance of our investments could have an adverse effect on our financial condition and results of operations.

The purchase of residential real estate for the purpose of resale at a profit is highly speculative in nature and there can be no certainty we can achieve or maintain profitable operations.

The purchase of residential real estate for the purpose of resale at a profit involves significant risks which even a combination of careful evaluation, experience and knowledge may not eliminate.  Substantial expenses may be incurred to locate potentially profitable real estate transactions, to engage contractors to complete any required renovations and to identify buyers with the financial ability to consummate a transaction. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in our company not receiving an adequate return on invested capital and may cause our business to fail.

The prices of residential real estate have been highly volatile and a decrease in prices can have a material adverse effect on our business.

The profitability of our operations will be directly related to the market prices of the real estate we intend to acquire and resell. The market prices of real estate fluctuate significantly and are affected by a number of factors beyond our control, including, but not limited to, the rate of inflation, interest rates, and global economic and political conditions.  Price fluctuations in the real estate market can significantly affect the profitability of our transactions.

We plan to sell our properties on an installment plan and if we are not paid as agreed, our financial condition would be negatively impacted.

We plan to provide buyers of our properties with payment terms. In a typical transaction, we expect to receive a negotiated amount of the purchase price upfront and the remaining portion in monthly installments. There is substantial risk that we enter into transactions with buyers who are unable to make their monthly payments as planned. In the event a buyer defaults on their agreement with us, we may decide to evict any occupants, repair the property and sell it again. There would be substantial costs involved with each eviction, renovation and resale. If buyers are unable to pay us the amount agreed and when agreed, we would be negatively impacted to an unknown extent, which would negatively impact our cash flow and ability to continue as a going concern.

We plan to incur mortgage indebtedness and other borrowings, if available to us, which would increase our business risks.

When possible, we intend to acquire properties subject to existing financing or by borrowing new funds. Incurring mortgage debt increases the risk of loss since defaults on indebtedness secured by properties may result in foreclosure actions initiated by lenders and our loss of the property securing the loan which is in default.

Our financial results may depend in part on leasing properties we acquire to tenants on economically favorable terms. In the event of a tenant default, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment and re-letting our property. A default a substantial number of tenants at any one time on lease payments to us would cause us to lose the revenue associated with such lease(s) and cause us to have to find an alternative source of revenue to meet mortgage payments and prevent a foreclosure if the property is subject to a mortgage. Therefore, lease payment defaults by tenants could cause a material adverse effect on our business and investors could lose their entire investment.

We do not have any insurance and may suffer losses that are not covered by insurance, which might require us to utilize working capital allocated for our business operations.

We do not have casualty, liability, fire, extended coverage or rental loss insurance on any real estate we presently own and we do not intend to purchase any insurance in the future. If we become obligated to pay any damages, we could lose invested capital, working capital and anticipated profits. If we do not have sufficient capital to pay damages, we may face lawsuits, fines and penalties, which could adversely affect our business operations. Presently, we have no claims but we expect claims and damages in the future, due to the nature of our business. No assurance can be given that future damages will be less than the cost of insurance. Any losses would adversely affect our business.

We may be subject to unknown or contingent liabilities related to properties we acquire for which we may have limited or no recourse against the sellers.

Assets and entities that we may acquire in the future may be subject to unknown or contingent liabilities for which we may have limited or no recourse against the sellers. Unknown or contingent liabilities might include liabilities for clean-up or remediation of environmental conditions, tax liabilities and other liabilities. In the future we may enter into transactions with limited representations and warranties or with representations and warranties that do not survive the closing of the transactions, in which event we would have no or limited recourse against the sellers of such properties. While we usually require the sellers to indemnify us with respect to breaches of representations and warranties that survive, such indemnification is often limited and subject to various materiality thresholds, a significant deductible or an aggregate cap on losses. As a result, there is no guarantee that we will recover any amounts with respect to losses due to breaches by the sellers of their representations and warranties. In addition, the total amount of costs and expenses that we may incur with respect to liabilities associated with acquired properties and entities may exceed our expectations, which may adversely affect our operating results and financial condition. Finally, indemnification agreements between us and the sellers typically provide that the sellers will retain certain specified liabilities relating to the assets and entities acquired by us. While the sellers are generally contractually obligated to pay all losses and other expenses relating to such retained liabilities, there can be no guarantee that such arrangements will not require us to incur losses or other expenses as well.

We may face costly environmental problems.

Unidentified environmental liabilities could arise and have a material adverse effect on our financial condition and performance. Federal, state and local laws and regulations relating to the protection of the environment may require a current or previous owner or operator of real estate to investigate and remediate hazardous or toxic substances or petroleum product releases at the property.

We may have to pay governmental entities or third parties for property damage and for investigation and remediation costs that they incurred in connection with any contamination at our properties without regard to whether we knew of or caused the presence of the contaminants. Even if more than one person may have been responsible for the contamination, each person covered by these environmental laws may be held responsible for all of the clean-up costs incurred.

Some of the properties we may acquire may contain or may contain asbestos-containing building materials. Environmental laws may impose fines and penalties on building owners or operators who fail to properly manage and maintain these materials, notify and train persons who may come into contact with asbestos and undertake special precautions, and third parties may seek recovery from owners or operators for any personal injury associated with asbestos-containing building materials.

Some of the properties we may acquire may also contain or develop harmful mold or suffer from other air quality issues. As a result, the presence of significant mold or other airborne contaminants at any of our properties could require us to undertake a costly remediation program to contain or remove the mold or other airborne contaminants from the affected property or increase indoor ventilation. In addition, the presence of significant mold or other airborne contaminants could expose us to liability from our customers, employees of our customers and others if property damage or health concerns arise.

Our real estate will be subject to property taxes that may increase in the future, which could adversely affect our cash flow.

Our real estate will be subject to property taxes that may increase as tax rates change and as the real properties are assessed or reassessed by taxing authorities. We anticipate that certain of our leases will generally provide that the property taxes, or increases therein, are charged to the lessees as an expense related to the real properties that they occupy, while other leases will generally provide that we are responsible for such taxes. In any case, as the owner of the properties, we are ultimately responsible for payment of the taxes to the applicable government authorities. If real property taxes increase, our tenants may be unable to make the required tax payments, ultimately requiring us to pay the taxes even if otherwise stated under the terms of the lease. If we fail to pay any such taxes, the applicable taxing authority may place a lien on the real property and the real property may be subject to a tax sale. In addition, we will generally be responsible for real property taxes related to any vacant space.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

We have made statements in this Prospectus, including under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Business” and elsewhere that constitute forward-looking statements. Forward-looking statements involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “should,” “will,” “could” and similar expressions denoting uncertainty or an action that may, will or is expected to occur in the future. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements.

Examples of forward-looking statements include:

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the timing of the development of future products;

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projections of revenue, earnings, capital structure and other financial items;

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statements of our plans and objectives;

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statements regarding the capabilities of our business operations;

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statements of expected future economic performance;

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statements regarding competition in our market; and

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assumptions underlying statements regarding us or our business.

The ultimate correctness of these forward-looking statements depends upon a number of known and unknown risks and events. We discuss our known material risks under the heading “Risk Factors” above. Many factors could cause our actual results to differ materially from the forward-looking statements. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

You should also assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

DETERMINATION OF OFFERING PRICE

There is no established public market for the securities being registered.  As a result, the offering price and other terms and conditions relative to our shares have been arbitrarily determined by us and do not necessarily bear any relationship to assets, earnings, book value or any other objective criteria of value. In addition, no investment banker, appraiser or other independent, third party has been consulted concerning the offering price for the shares or the fairness of the price used for the shares. Accordingly, the offering price should not be considered an indication of the actual value of our securities.

USE OF PROCEEDS

We are conducting this offering on a best-effort basis. There is no minimum amount of shares we are required to sell nor is there a minimum amount of money we are required to raise from this offering. If we sell all of the shares offered, we will receive $22,500,000 in net proceeds, after deducting the underwriting discounts and commissions, but there can be no assurance that all or any of the shares will be sold.

We intend to use all of the net proceeds from this offering to acquire additional properties, to fund renovation, to pay property insurance and property taxes and for general corporate purposes. As of the date of this Prospectus, we have not identified any specific properties we intend to purchase. We may also use part of the net proceeds to pay dividends to holders of the Series A preferred shares.

No specific amount of net proceeds have been allocated to acquire additional properties, to fund renovations, to pay property insurance or taxes, for general corporate purposes or for the payment of dividends to holders of Series A preferred shares.

We do not believe our current level of business activity will be materially impaired if we raise no funds, or substantially less than the maximum proceeds from this offering. Any net proceeds from this offering will be allocated in the following priority, to acquire additional properties, to pay associated insurance and property tax, to fund any required renovation, to pay Series A preferred dividends and for general corporate purposes.

Our officers and directors will have broad discretion in allocating a substantial portion of the proceeds of this offering.  We will invest proceeds not immediately required for the purposes described above principally in United States government securities, short-term certificates of deposit, money market funds or other short-term interest bearing investments.

There have been no services performed, and we do not anticipate that there will be any, by our officers, directors, principal shareholders, their affiliates or associates that will be reimbursed with proceeds from this offering. None of the offering proceeds we receive will be used to make loans to officers, directors or affiliates. None of the net proceeds will be used to pay off any of our existing promissory notes.

Our description represents our best estimate of the allocation of the net proceeds of this offering based upon the current status of our business.  Our estimates may prove to be inaccurate. We based this estimate on various assumptions, including our anticipated sales and marketing expenditures, gross margins, general operating expenses and revenues.  If any of these factors change, we may find it necessary to reallocate a portion of the proceeds within the above-described categories.  We may undertake new activities that will require considerable additional expenditures, or unforeseen expenses may occur.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Our ratios of earnings to fixed charges and earnings to fixed charges and preferred stock dividends for the periods indicated are as follows:

	Three Months Ended	Year ended June 30,
	September 30, 2011	2011	2010
Ratio of earnings to fixed charges(1)	-	-	-
Ratio of earnings to fixed charges and preferred stock dividends(2)	-	-	-

(1)	For the year ended June 30, 2011and the three months ending September 30, 2011, earnings were insufficient to cover fixed charges.
(2)	For the year ended June 30, 2010 and the three months ending September 30, 2011, there were no preferred stock dividends payable.

Our ratios of earnings to fixed charges are computed by dividing earnings by fixed charges. Our ratios of earnings to fixed charges and preferred dividends are computed by dividing earnings by the sum of fixed charges and preferred dividends. For this purpose, “earnings” consist of income from continuing operations before noncontrolling interests and fixed charges. “Fixed charges” consist of interest expense, capitalized interest and amortization of deferred financing fees, whether expensed or capitalized, and interest within rental expense. “Preferred stock dividends” consist of the amount of pre-tax earnings required to pay dividends on preferred stock.

DESCRIPTION OF SERIES A PREFERRED STOCK

The following is a summary of the material rights and restrictions associated with our securities. This description does not purport to be a complete description of all of the rights of our stockholders and is subject to, and qualified in its entirety by, the provisions of our most current Articles of Incorporation and Bylaws, which are included as exhibits to this Registration Statement.

As of February 1, 2012, there were no shares of preferred stock issued or outstanding.  We are authorized to issue a total of 100,000,000,000 (one hundred billion) shares of preferred stock. Of this amount, the terms of 90,000,000,000 (ninety billion) shares of preferred stock will be determined at the discretion of the board of directors. The remaining 10,000,000,000 (ten billion) preferred shares, our Series A Preferred Stock, have the following rights and provisions:

Designation:

Series A Preferred Stock.

Stated value:

$10 per share.

Voting rights:

The holders of Series A shares are not entitled to any voting rights.

Conversion:

Series A shares may not be converted into common or any other shares of the corporation.

Liquidation rights:

The Series A shares rank prior to common stock and prior to any class or series of capital stock of the corporation hereafter created that does not, by its terms, rank senior to or pari passu with the Series A shares.

In the event of any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, and before any distribution shall be made to the holders of any shares of any junior security of the corporation, the holders of Series A shares then outstanding shall be entitled to be paid out of corporation assets available for distribution to its stockholders an amount per share equal to the Stated Value of the Series A shares plus the aggregate amount of accumulated but unpaid dividends on each share of Series A shares.

If, upon a liquidation event, the assets of the corporation, or proceeds thereof, to be distributed among the holders of the Series A shares are insufficient to permit payment in full to such holders of the aggregate amount that they are entitled to be paid by their terms, then the entire assets, or proceeds thereof, available to be distributed to the corporation’s stockholders shall be distributed to the holders of the Series A shares ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. Prior to the liquidation event, the corporation shall declare for payment all accrued and unpaid dividends with respect to the Series A shares but only to the extent of funds of the corporation legally available for the payment of dividends.  A consolidation or merger of the corporation with any other corporation, or the sale, transfer or lease of all or substantially all of its assets, shall not constitute or be deemed a liquidation event.

Preferred Dividends:

Each holder of the Series A shares shall be entitled to receive on each Series A share held a quarterly dividend at the rate of $.85 per annum, which shall be cumulative, accrue daily from the date of issuance and be due and payable on the last day of each fiscal quarter. Such dividends shall accrue whether or not declared and the accumulation of unpaid dividends shall bear interest at a rate of 8.5% per annum. If a dividend date is not a business day, then the dividend shall be due and payable on the business day immediately following.

Dividends on the Series A shares are payable, at the corporation’s option in (a) cash or (b) shares of Series A shares that are eligible for public resale by the holder under an effective registration statement covering such shares.

The corporation shall provide irrevocable written notice to the holder of record of the Series A shares of the form of the dividend payment at least twenty (20) days prior to a dividend date.  If no such notice is provided at least twenty (20) days prior to a dividend date, the corporation shall make the dividend payment in cash.  In addition, the corporation must make dividend payments in cash if the corporation is unable to make dividend payments in shares of Series A shares that are eligible for public resale by the holder under an effective registration statement covering such shares.  The number of Series A shares to be issued as payment of a dividend shall be determined by dividing (i) the total amount of the dividend to be paid in Series A shares by (ii) ninety percent (90%) of the Market Price (as defined below) of the corporation’s Series A shares for the five (5) days immediately preceding the applicable dividend date.

The term “Market Price” means, for any date, (i) the average closing price of the Series A shares for the five-(5) day period prior to such date on the OTC Bulletin Board as reported by Bloomberg Financial L.P. (based on a trading day from 9:30 a.m. Eastern Time to 4:02 p.m. Eastern Time); (ii) if the Series A shares are not then listed or quoted on the OTC Bulletin Board and if prices for the Series A shares are then reported in the “Pink Sheets” published by the Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the average closing price of the Series A shares for the five-(5) day period prior to such date so reported; or (iii) in all other cases, the fair market value of a share of Series A shares as determined by an independent appraiser or other market on which the Series A shares trade selected in good faith by the holder and reasonably acceptable to the corporation.

Dividends shall be payable to holders of record, as they appear on the stock books of the corporation on such record dates that are twenty (20) days preceding the payment dates of such dividends.  If the dividend on the Series A shares shall not have been paid or set apart in full for the Series A shares when payable, the aggregate deficiency shall be cumulative and shall be fully paid or set apart for payment before any dividends shall be paid upon or set apart for, or any other distributions paid made on, or any payments made on account of the purchase, redemption or retirement of the common stock or any other junior security.

UNDERWRITING

Overview

Under the terms and subject to the conditions in an underwriting agreement dated January 23, 2012, WR Rice Financial Services, Inc., as the sole underwriter, has agreed to offer 2,500,000 preferred shares on a best efforts basis.

Underwriting Agreement

The underwriting agreement provides that the obligations of the underwriter to offer and sell the shares included in the preferred stock offering are subject to approval of legal matters by counsel and to other specified conditions, which include: the representations and warranties made by us to the underwriter are true; there is no material adverse effect on our prospects, earnings, business or properties; and we deliver customary documents to the underwriter.

The underwriter propose to offer some of the shares of the preferred stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the shares of preferred stock to dealers at the public offering price less a concession not to exceed $1 per share. The underwriter may allow, and dealers may re-allow, a concession not to exceed $1per share on sales to other dealers. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms.

We have agreed to indemnify the underwriter against liabilities under the Securities Act or contribute to payments that the underwriter may be required to make in that respect.

Commissions and Discounts

The following table shows the public offering price, underwriting discount and proceeds before expenses to us.

	Per Unit	Total
Public offering price	$10.00	$25,000,000
Underwriting discount	$1.00	$2,500,000
Proceeds, before expenses, to us	$9.00	$22,500,000

The expenses of the offering, not including the underwriting discount, payable by us are estimated to be $20,000. In addition, we have agreed to reimburse the underwriter for reasonable out-of-pocket costs and legal expenses incurred by it in connection with this offering.

Quotation

Our common stock is quoted on the Over The Counter Bulletin Board under the symbol "ANFD." There is no established trading market for our preferred stock and we do not expect a market to develop. We do not intend to apply for a listing of the preferred stock on any national securities exchange.

Related Party

WR Rice Financial Services, Inc. is owned by our Co-Chief Executive Officers and will receive 10% of the gross proceeds from this offering.  There have been no prior transactions between the underwriter and us.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership, as of the date of this prospectus, of our common stock by each person (including any group) known by us to be the beneficial owner of more than 5% of our outstanding common stock, our directors, and our executive officers and directors as a group. As of the date of this prospectus, there were 10,098,713 shares of common stock outstanding and no preferred stock outstanding. The percentages displayed in the table below assume a warrant to purchase 1,200,000 common shares is also exercised, which would increase the number of shares outstanding to 11,298,713.

Each stockholder's address is in care of our company at 501 S Euclid, Bay City, Michigan 48706

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percentage

Joel Wilson (1) (3)	3,636,875 shares	(2)	32.19%
Michael Kazee (1) (3)	3,636,875 shares	(2)	32.19%
Madlon Bosquet (1)	1,054,625 shares		9.33%
Sarah Bethune (3)	14,405 shares		0.13%
James T. Everett (3)	12,150 shares		0.11%
Public Financial Services, LLC (4)	1,560,000 shares	(4)	13.81%	(4)
All officers and directors as a group (4 persons)	7,300,305 shares		64.61%

(1)

The person named above may be deemed to be a “promoter” of our company, within the meaning of such terms under the Securities Act of 1933, as amended, by virtue of their having co-founded the company. Mr. Wilson, Mr. Kazee and Mrs. Bosquet are our only “promoters”.

(2)

Includes 3,600,000 common shares held personally and 73,750 shares held jointly through the Wilson and Kazee Diversified Financial Group, LLC for which Mr. Wilson and Mr. Kazee share voting and dispositive power.

(3)

Mr. Wilson, Mr. Kazee, Mrs. Bethune and Mr. Everett are members of our board of directors.

(4)

Includes 360,000 common shares and a warrant to acquire 1,200,000 common shares on or before May 18, 2015 at $0.10 per share. Joel Arberman and Christopher Walker share voting and dispositive power for shares owned by Public Financial Services, LLC

A beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares.

Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding on December 31, 2011.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of the common stock beneficially owned by them.

SUITABILITY STANDARDS

The securities offered through this prospectus are suitable only as a long-term investment for persons of adequate financial means and who have no need for liquidity in this investment. Because there is no public market for our shares, you will have difficulty selling preferred shares. Despite this, we do not have any suitability standards except that an investor should be able to afford to lose their investment if our business plan fails.

LEGAL PROCEEDINGS

We may from time to time be involved in routine legal matters incidental to our business; however, at this point in time we are currently not involved in any litigation, nor are we aware of any threatened or impending litigation.

MANAGEMENT

The name, age and position of our officers and directors is set forth below:

Name	Age	Title	Held Position Since

Joel Wilson	29	Chairman of the Board, Co-Chief Executive Officer, Principal Accounting Officer, Secretary, Chief Financial Officer	February, 2010
Michael Kazee	39	Director and Co-Chief Executive Officer	February, 2010
T. James Everett	38	Director	October 2010
Sarah Bethune	30	Director	October, 2010

The term of office of each director of the Company ends at the next annual meeting of the Company's stockholders or when such director's successor is elected and qualifies. No date for the next annual meeting of stockholders is specified in the Company's bylaws or has been fixed by the Board of Directors. The term of office of each officer of the Company ends at the next annual meeting of the Company's Board of Directors, expected to take place immediately after the next annual meeting of stockholders, or when such officer's successor is elected and qualifies.

BACKGROUND INFORMATION ABOUT OUR OFFICERS AND DIRECTORS

The board of directors believes that each of the directors set forth above has the necessary qualifications to be a member of the board of directors. Each of the directors has exhibited during his prior service as a director the ability to operate cohesively with the other members of the board of directors. Moreover, the board of directors believes that each director brings a strong background and skill set to the board of directors, giving the board of directors as a whole competence and experience in diverse areas, including corporate governance and board service, finance, management and industry experience.

The following information sets forth the backgrounds and business experience of the directors and executive officers.

Joel I. Wilson has been Chairman of the board of directors, Co-Chief Executive Officer, Chief Financial Officer, Secretary and Principal Accounting Officer since February 2010. He also serves as the President of The Diversified Group Insurance Agency, LLC, an insurance company, where he supervises life insurance agents, negotiates vendor agreements and ensures compliance with the State of Michigan’s Office of Financial and Industry Regulation since 2009, the President of the Diversified Group Advisory Firm, a financial advisory firm, where he manages all aspects of their financial advisory service operations and ensures compliance with the State of Michigan’s Office of Financial and Industry Regulation since 2009, the Vice President of The Diversified Group Partnership Management LLC, a real estate investment company, where he manages all aspects of their real estate investment operations since 2009 and he also serves as the Executive Principal of WR Rice Financial Services Incorporated, a broker dealer business, where he manages all aspects of their operations since October 2010. Mr. Wilson is an owner of each of the entities in which he presently serves.

Previously, Mr. Wilson has served as the President of Wilson and Kazee Diversified Financial Group, LLC, a financial advisory business, where he managed various aspects of their business from 2010 to 2011, the Vice President of Diversified Mortgage Solutions, LLC, a mortgage brokerage business, where he managed various aspects of their business from 2009 to 2010, a Registered Principal of Chelsea Financial Services, a financial advisory firm, where he provided financial advisory services to clients from 2009 to January 2010, a Registered Principal of John Hancock Financial Network, a financial advisory firm, where he provided financial advisory clients from 2007-2009 and as an English as a Second Language Instructor for Volkshochschule Dresden,  a school, from 2005-2007. Mr. Wilson was an owner of Wilson and Kazee Diversified Financial Group, LLC and of the Diversified Mortgage Solutions LLC.

Mr. Wilson received his Bachelor of Fine Arts from Boston University in 2004. Mr. Wilsons’ qualifications to serve on our board of directors include his knowledge of our company and the real estate industry.

Michael Kazee has been a Director and Co-Chief Executive Officer since February 2010.  He also serves as the President of 1 Stop Realty and Mortgage Services, a real estate agency and mortgage broker business, where he manages all aspects of operations since 2007, President of the Diversified Lending Services, LLC, a private lending business, where he manages all aspects of private lending since 2010, President of The Diversified Group Partnership Management, LLC, a real estate investment company, where he manages employees and the renovation of real estate since 2009, Vice President of The Diversified Group Insurance Agency, LLC, an insurance company, where he sells life insurance and assists in the operations of the life insurance agency since 2009, Vice President of The Diversified Group Advisory Firm, LLC, a financial advisory business, where he assists in the management of employees and operations of the financial advisory firm since 2009 and as a Registered Representative of WR Rice Financial Services Incorporations, a financial advisory business, where he provides financial advisory services to clients since 2010.  Mr. Kazee is an owner of each of the entities in which he presently serves.

Previously, Mr. Kazee was the Vice President of Wilson and Kazee Diversified Financial Group, LLC, a financial advisory business, where he assisted in the management of various aspects of the financial advisory business from 2010 to 2011, a Registered Principal of Chelsea Financial Services, a financial advisory business, where he provided financial advisory services to clients from 2009 to January 2010, a Registered Principal of John Hancock Financial Network, a financial advisory business, where he provided financial advisory clients from 2008-2009 and President of Black Mountain Mortgage, a mortgage broker business, where he managed all aspects of the licensed mortgage brokerage business from 2005 – 2007. Mr. Wilson was an owner of Wilson and Kazee Diversified Financial Group, LLC, the Diversified Mortgage Solutions LLC and Black Mountain Mortgage.

Mr. Kazee attended the Community College of Southern Nevada. Mr. Kazees’ qualifications to serve on our board of directors include his knowledge of our company and the real estate industry.

T. James Everett has been a Director since October 2010. Mr. Everett has been the Operator of the Everett Carpet Company, a carpet retailer, since 1995 where he is primarily responsible for business development and management of six sales representatives and twelve carpet installers. He received his B.A. and B.S. in Management Information Systems from Central Michigan University. Mr. Everetts’ qualifications to serve on our board of directors include his knowledge of our company and experience in business management.

Sarah Bethune has been a Director since October 2010.  Mrs. Bethune is currently a Senior Research Investigator for SSCI, a contract pharmaceutical development services business and division of Aptuit, since September 2008 where she manages a laboratory which develops and tests new pharmaceuticals. From September 2003 to September 2008, she was a graduate student at the University of Michigan and she received her PhD in Pharmaceutical Sciences in 2009. Mrs. Bethunes’ qualifications to serve on our board of directors include her knowledge of our company and the city in which we have been buying and renovating residential real estate.

Director Independence

Our board of directors currently consists of 4 directors. Our board of directors has undertaken a review of the independence of our directors and considered whether any director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. We believe that two of our board members are independent directors, as defined by Section 803(a)(2) of the NYSE listing standards. Our independent directors are not executive offers or employees of our company and do not have any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Since Joel Wilson and Michael Kazee currently own approximately 65% of our common shares, we believe only T. James Everett and Sarah Bethune currently meet these independence standards.

Director Compensation

Directors are entitled to reimbursement for expenses in attending meetings but receive no other compensation for services as directors. Directors who are employees may receive compensation for services other than as director. No compensation has been paid to directors for services. There are no formal or informal arrangements or agreements to compensate directors for services provided as a director.

Committees of the Board of Directors

The Board of Directors has no nominating, auditing or compensation committees or any committee performing a similar function and we presently have no plans to form any committees. The functions of those committees are being undertaken by the entire board as a whole. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

Board of director powers

Our Amended Articles of Incorporation provide that our board of directors may, by resolution, establish one or more classes or series of preferred stock having the number of shares and relative voting rights, designations, dividend rates, liquidation, and other rights, preferences, and limitations as may be fixed by them without further shareholder approval.

Code of Ethics

We have adopted a written code of business conduct and ethics, which applies to all directors, officers and employees.

A code of ethics is a written standard designed to deter wrongdoing and to promote

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honest and ethical conduct,

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full, fair, accurate, timely and understandable disclosure in regulatory filings and public statements,

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compliance with applicable laws, rules and regulations,

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the prompt reporting violation of the code, and

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accountability for adherence to the code.

A copy of our Code of Business Conduct and Ethics has been incorporated by reference to Registration Statement on Form S-11 filed on June 16, 2011 with the Securities and Exchange Commission .. Any person desiring a copy of the Code of Business Conduct and Ethics, can obtain one by going to www.sec.gov and looking at the attachments to the referenced Form S-11.

Term of office

Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and qualified. Officers are appointed to serve until the meeting of the board of directors following the next annual meeting of stockholders and until their successors have been elected and qualified. Officers hold their positions at the will of the Board of Directors.

No legal proceedings

During the past ten years, none of our directors have been subject of the following events:

1.

A petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

2.

Convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.

The subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities;

i)

Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator,  floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

ii)

Engaging in any type of business practice; or

iii)

Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

4.

The subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph 3.i in the preceding paragraph or to be associated with persons engaged in any such activity;

5.

Was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

6.

Was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7.

Was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

i)

Any Federal or State securities or commodities law or regulation; or

ii)

Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or

iii)

Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8.

Was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Conflicts of Interest

Our officers have entered into material agreements with entities they control and will continue to do so in the future, which could result in decisions adverse to our general stockholders.

Our Co-Chief Executive Officers, Joel Wilson and Michael Kazee, have executed several agreements between us and companies they control. These related party agreements contained significant conflicts of interest. A summary of the agreements are as follows:

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A written agreement whereby The Diversified Group Partnership Management LLC, an entity controlled by Mr. Wilson and Mr. Kazee sold seven residential real estate properties to us for $217,404.17, which they purchased for $107,500;

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On August 11, 2010 we entered into an agreement with The Diversified Group Partnership Management, LLC, an entity controlled by our Co-Chief Executive Officers, to provide materials and labor for the renovation of properties we own. As of September 30, 2011, we paid The Diversified Group Partnership Management, LLC $224,565.  On October 1, 2011, the original agreement was replaced with a flat-fee agreement whereby we pay DGPM a fee of $31,000 for each property they renovate on our behalf. The fee includes the cost of all materials and labor. From October 1, 2011 through December 31, 2011, we paid $1,271,000 in renovation fees to The Diversified Group Partnership Management, LLC.

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A written agreement whereby 1 Stop Realty and Mortgage Services, LLC, a real estate agency controlled by Mr. Kazee was engaged to list and sell several properties we own, under which we paid $27,500 in fees as of June 30, 2011;

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A written employment agreement whereby Mr. Wilson and Mr. Kazee were hired as Co-Chief Executive Officers at a monthly salary of $3,500 each;

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A written sublet agreement whereby The Diversified Group Partnership Management LLC, an entity controlled by Mr. Wilson and Mr. Kazee subleased our corporate offices for $500 per month;

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A verbal agreement whereby we advanced $30,000 to Wilson and Kazee Diversified Financial Group, LLC, an entity controlled by Mr. Wilson and Mr. Kazee, which was repaid in full on October 21, 2010.;

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A written agreement dated January 4, 2011 whereby we borrowed $50,000 from Diversified Lending Services, LLC, an entity controlled by Mr. Kazee, which was repaid in full on February 1, 2011.

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A written agreement dated June 1, 2011 whereby an entity controlled by Mr. Wilson and Mr. Kazee was engaged to provide various management services for $1,000 per month. A total of $6,000 was paid as of December 31, 2011.

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Written agreements completed in August 20111 whereby we sold land contract interests, including the transfer of full and legal title to the underlying properties and the right to receive the future payments made under the land contract, to three limited partnerships for $412,600. There were nine properties included in these contracts with a carrying value of approximately $433,000 as of June 30, 2011.  Each limited partnership consisted of an entity controlled by Mr. Wilson and Mr. Kazee as its general partner and multiple limited partners who were not related parties to the

Company.  All amounts paid under the agreement were paid by the limited partners and not by the entity controlled by Mr. Wilson and Mr. Kazee.

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From September 2011 through January 2012, we entered into separate promissory notes totaling $2,114,500 at interest rates ranging from 9.90% to 13.68%. Each of the limited partnerships consist of general partner The Diversified Group Partnership Management, LLC, a related party controlled by Mr. Wilson and Mr. Kazee, and multiple limited partners, who were not related parties us.  Monthly payments are required with a final balloon payment due at the end of the loan term.

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Our underwriter, WR Rice Financial Services, Inc. is owned by our Co-Chief Executive Officers and will receive 10% of the gross proceeds from this offering.

Our officers intend to enter into related party agreements in the future where significant conflicts of interest may exist. The interests of our officers differ from the interests of other stockholders and their decisions may negatively impact the value of your investment. Our officers may earn a profit from related party transactions while our investors may lose their entire investment.

All future transactions between us and our officers, directors or 5% shareholders, and their respective affiliates, will be on terms no less favorable than could be obtained from unaffiliated third parties and will be approved by a majority of any independent, disinterested directors. Presently, there are two independent, disinterested directors who review proposed transactions between us and all related parties, including our Co-Chief Executive Officers. Our independent directors conduct their own research and analysis to determine whether we should enter into any proposed transaction between us and our Co-Chief Executive Officers, prior to executing an agreement.

Our directors and officers are or may become, in their individual capacity, officers, directors, controlling shareholders and/or partners of other entities engaged in a variety of businesses.  There exist potential conflicts of interest including allocation of time between us and their other business activities.

No proceeds from this offering will be used to purchase directly or indirectly any shares of the common stock owned by any present shareholder, officer, director or promoter. No proceeds from this offering will be loaned to any present shareholder, officer, director or promoter.

There are no arrangements, agreements or understandings between non-management shareholders and management under which non-management shareholders may directly or indirectly participate in or influence the management of our affairs.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following summarizes all transactions between us and our officers, directors and 5% shareholders:

On February 22, 2010, Mr. Wilson was issued 3,600,000 common shares, Mr. Kazee was issued 3,600,000 common shares and Mrs. Bosquet was issued 1,040,000 common shares. Mr. Wilson, Mr. Kazee and Mrs. Bosquet conceived the business plan of our company and founded our company.

Mr. Wilson and Mr. Kazee arbitrarily determined the number of common shares each founder was to receive. There was no specific reason, criteria or basis for the number of shares each founder received, except that Mr. Wilson and Mr. Kazee desired to own the same number of shares and retain majority control due to their ongoing role and responsibilities. Mrs. Bosquet has never provided us with any services, is not involved with our business in any capacity and was not issued the common shares as compensation for any services. There was no par value for the common shares issued to our founders.

The founder shares issued to Mr. Wilson, Mr. Kazee and Mrs. Bosquet were issued immediately after our company was formed. These shares were issued for no consideration at the inception of the business.  At the time, the Company had no assets and therefore, these shares had no basis or value.

On May 28, 2010, we issued 360,000 shares of common stock and a warrant to purchase 1,200,000 shares of common stock at $0.10 per share on or before May 28, 2015 to Public Financial Services, LLC as partial consideration for consulting services. The company recorded an expense of $144,000 based on the fair value of the company’s common stock on the date services were performed. The fair value was determined to be $0.40 per share because the company had planned a private placement at that price. No cash consideration was paid for these shares, which have no par value.

On July 1, 2010, Mr. Kazee and Mr. Wilson entered into employment agreements whereby they would each be paid $3,500 per month to act as our Co-Chief Executive Officer.

On July 1, 2010, we entered into a sublet agreement with The Diversified Group Partnership Management, LLC, an entity controlled by Joel Wilson and Michael Kazee, whereby we sublease our corporate offices for $500 per month.

On August 11, 2010, we entered into a real estate sales contract to purchase seven residential real estate properties in Michigan from the Diversified Group Partnership Management, LLC ("DGPM"), an entity controlled by Joel Wilson and Michael Kazee. DGPM purchased the properties for $107,500 and partially renovated the seven properties. Under the terms of the agreement, we paid $217,404 for the seven properties and this transaction closed in October 2010.

On August 11, 2010 we entered into an agreement with DGPM, an entity controlled by Joel Wilson and Michael Kazee, to provide materials and labor for the renovation of properties we own. As of December 31, 2010, we paid  $224,565 under this agreement.  On October 1, 2011, the original agreement was replaced with a flat-fee agreement whereby we pay DGPM a fee of $31,000 for each property they renovate on our behalf. The fee includes the cost of all materials and labor. From October 1, 2011 through December 31, 2011, we paid $1,271,000 in renovation fees to The Diversified Group Partnership Management, LLC.

On August 16, 2010, we advanced $30,000 to Wilson and Kazee Diversified Financial Group, LLC, an entity controlled by Joel Wilson and Michael Kazee. The advance was repaid in full on October 21, 2010.

On September 1, 2010, Madlon Bosquet purchased 14,625 of our common shares at $0.40 per share for $5,850 in cash consideration. These shares were included in our Regulation D, Rule 506 stock offering which commenced August 4, 2010 and ended October 4, 2010. Mrs. Bosquet owned 1,040,000 shares prior to her purchase of shares in our private placement.

On September 24, 2010, the Wilson and Kazee Diversified Financial Group, LLC, an entity owned by Joel Wilson and Michael Kazee, purchased 73,750 of our common shares at $0.40 per share for $29,500 in cash consideration. These shares were included in our Regulation D, Rule 506 stock offering which commenced August 4, 2010 and ended October 4, 2010.

On October 14, 2010, we hired 1 Stop Realty and Mortgage Services, LLC (“1 Stop”) to advertise and sell several properties we own. 1 Stop is a licensed real estate agency controlled by Michael Kazee, our co-Chief Executive Officer. They are typically paid a flat-fee of $2,500 for each of our properties they sell. Their fee is paid when the real estate sale transaction is completed. We have hired 1 Stop to advertise and sell eleven of our properties. As of March 31, 2011,  they have sold ten of our properties and we have paid them $25,000 in total fees. We do not have an agreement with 1 Stop to sell any other properties we purchase, but may engage their services in the future.

On January 4, 2011 we entered into a promissory note whereby we borrowed $50,000 from Diversified Lending Services, LLC, an entity controlled by Mr. Kazee. Under the terms of the unsecured promissory note, we were obligated to pay one lump sum of principal and all interest accrued at the rate of 10% per annum on or before January 1, 2026.  The purpose of the loan was to ensure we had sufficient working capital if needed. On February 1, 2011, there was no interest due and we repaid the entire $50,000 in principal we borrowed. We have no agreement to borrow additional funds from Diversified Lending Services, LLC.

On June 1, 2011, we entered into a written agreement whereby an entity controlled by Mr. Wilson and Mr. Kazee was engaged to provide various management services for $1,000 per month. A total of $6,000 was paid as of December 31, 2011.

In August 2011, we entered into written agreements whereby we sold land contract interests, including the transfer of full and legal title to the underlying properties and the right to receive the future payments made under the land contract, to three limited partnerships for $412,600. There were nine properties included in these contracts with a carrying value of approximately $433,000 as of June 30, 2011.  Each limited partnership consisted of an entity controlled by Mr. Wilson and Mr. Kazee as its general partner and multiple limited partners who were not related parties to the Company.  All amounts paid under the agreement were paid by the limited partners and not by the entity controlled by Mr. Wilson and Mr. Kazee.

In September, 2011, we entered into a a written underwriting agreement whereby an entity controlled by Mr. Wilson and Mr. Kazee is entitled to earn 10% of the gross proceeds from this offering.

From September 2011 through January 2012, we entered into separate promissory notes totaling $2,114,500 at interest rates ranging from 9.90% to 13.68%. Each of the limited partnerships consist of general partner The Diversified Group Partnership Management, LLC, a related party controlled by Mr. Wilson and Mr. Kazee, and multiple limited partners, who were not related parties us.  Monthly payments are required with a final balloon payment due at the end of the loan term.

There have been no other related party transactions.

We do not have a formal written policy for review and approval of transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K. Following the consummation of this offering, we expect that our independent board members will be responsible for review, approval and ratification of “related-person transactions” between us and any related person. Under SEC rules, a related person is an officer, director, nominee for director or beneficial holder of more than 5.0% of any class of our voting securities since the beginning of the last fiscal year or an immediate family member of any of the foregoing. Any member of the audit committee who is a related person with respect to a transaction under review will not be able to participate in the deliberations or vote on the approval or ratification of the transaction. However, such a director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

All future transactions between us and our officers, directors or 5% shareholders, and their respective affiliates, will be on terms no less favorable than could be obtained from unaffiliated third parties and will be approved by a majority of any independent, disinterested directors.

DESCRIPTION OF BUSINESS

Our Business

We purchase, renovate and resell residential real estate in the United States.  Since inception, we have focused on making real estate acquisitions in the Saginaw, Bay and Midland Counties of Michigan. The region consists of primarily low and moderate income households.

We typically sell our properties under a land contract to buyers who do not have sufficient cash to purchase a property outright and are unable to obtain mortgage financing from third-parties. In a typical land contract transaction, we receive a negotiated amount of the purchase price upfront and the remaining portion in monthly installments.

There is substantial risk that we enter into transactions with buyers who are unable to make their monthly payments as planned. In the event a buyer defaults on their agreement with us, we may decide to evict any occupants, repair the property and sell it again. There would be substantial costs involved with each eviction, renovation and resale. If buyers are unable to pay us the amount agreed and when agreed, we would be negatively impacted to an unknown extent, which would negatively impact our cash flow and ability to continue as a going concern.

We also enter into sales of land contract interests where the Company transfers and delivers to the purchaser full interest in the land contracts noted above, including the transfer of full and legal title to the underlying properties and the right to receive the future payments made under the land contract.

We have relied upon the sale of our shares in unregistered private placement transactions to cover our expenses, property purchases and pay for renovations. Our reliance on capital from shareholders, our very limited operating history, our operating losses and other factors have led our independent auditors to express substantial doubt about our ability to continue as a going concern.

We were incorporated on February 22, 2010 in Tennessee as American Realty Funds Corporation. Our address is 501 S. Euclid Avenue, Bay City, Michigan 48706, and our telephone number is (800) 613-3250. Our fiscal year ends June 30th.

Our market

We have evaluated a number of factors in determining which geographic markets to concentrate our real estate investment activities. Such factors included:

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the historical and projected demand for housing,

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the number of current homes under construction,

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the number of homes currently available for sale,

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level of competition,

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level of unemployment,

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average household income,

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availability of renovation labor and materials.

Based upon our research and analysis, we decided to focus our initial property acquisitions in Michigan.

Strategy

We seek to acquire residential real estate being offered for sale by distressed sellers for under $100,000 and in need of renovation. We would only enter into transactions where we believe a gross profit of at least 15% can be achieved. We will never purchase or sell any property from a related party unless our independent board members approve the transaction.

We generally expect to sell our properties on an installment plan. In a typical transaction, we expect to receive a negotiated amount of the purchase price upfront and the remaining portion in monthly installments. There is substantial risk that we enter into transactions with buyers who are unable to make their monthly payments as planned. In the event a buyer defaults on their agreement with us, we may decide to evict any occupants, repair the property and sell it again. There would be substantial costs involved with each eviction, renovation and resale. If buyers are unable to pay us the amount agreed and when agreed, we would be negatively impacted to an unknown extent, which would negatively impact our cash flow and ability to continue as a going concern.

Marketing

We intend to engage real estate agencies on a commission basis to facilitate the sale of properties we purchase. We may also utilize print, online, direct mail, trade-shows and seminars to advertise.

Our marketing budget depends on a number of factors, including our results of operations, ability to raise additional capital and the number of properties we own which are rehabilitated and ready for sale.

Competition

The purchase and sale of residential properties is highly competitive and fragmented. We will compete to purchase residential properties and attract buyers with numerous large and small homebuilders, including some homebuilders with nationwide operations and greater financial resources and/or lower costs than us. We also compete for residential properties and buyers with individuals who are seeking to acquire or sell their existing homes.

The housing industry is cyclical and is affected by consumer confidence levels and prevailing economic conditions generally, including interest rate levels. A variety of other factors affect the housing industry and demand for homes, including the availability of labor and materials and increases in the costs thereof, changes in costs associated with homeownership such as increases in property taxes and energy costs, changes in consumer preferences, demographic trends and the availability of and changes in mortgage financing programs.

We cannot assure you that we will be able to respond quickly, cost-effectively or sufficiently to market conditions.  Our business, financial condition and operating results may be adversely affected if we are unable to anticipate or respond quickly and economically to any developments.

We will face vigorous competition from domestic and multinational construction companies.  All of these competitors have greater resources than we do and are able to respond to changing business and economic conditions more quickly than us.  Competition in the residential real estate business is based on innovation, reputation, pricing, perceived value, service to the consumer, promotional activities, advertising, special events, and other activities.

Our ability to compete will also depend on the strength of our brand, our ability to attract and retain key talent and other personnel, the efficiency of development and marketing. All these activities require significant financial resources.  We may not be able to sustain competition.  Our inability to compete effectively with domestic and multinational residential real estate companies would have an adverse impact on our business.

Intellectual Property

We do not own any patent, trademark or other intellectual property.

Regulation of our business

Our business practices are regulated by numerous federal, state and local authorities, including the following:

Environmental Regulations

Federal, state and local laws and regulations impose environmental controls, disclosure rules and zoning restrictions that directly impact the management, development, use, and/or sale of real estate. Such laws and regulations tend to discourage sales and leasing activities with respect to some properties, and may therefore adversely affect us specifically, and the real estate industry in general. Our failure to uncover and adequately protect against environmental issues in connection with a target purchase of real estate may subject us to liability as buyer of such property or asset. Environmental laws and regulations impose liability on current or previous real property owners or operators for the cost of investigating, cleaning up or removing contamination caused by hazardous or toxic substances at the property. We may be held liable for such costs as a subsequent owner of such property. Liability can be imposed even if the original actions were legal and we had no knowledge of, or were not responsible for, the presence of the hazardous or toxic substances. Further, we may also be held responsible for the entire payment of the liability if we are subject to joint and several liability and the other responsible parties are unable to pay.  We may also be liable under common law to third parties for damages and injuries resulting from environmental contamination emanating from the site, including the presence of asbestos containing materials. Insurance for such matters may not be available. Additionally, new or modified environmental regulations could develop in a manner that could adversely affect us.

Certain laws and regulations govern the removal, encapsulation or disturbance of asbestos containing materials (“ACMs”), when those materials are in poor condition or in the event of building renovation or demolition, impose certain worker protection and notification requirements and govern emissions of and exposure to asbestos fibers in the air. These laws may also impose liability for a release of ACMs and may enable third parties to seek recovery against the Company for personal injury associated with ACMs. There may be ACMs at certain of the properties we acquire.

Americans with Disabilities Act

Certain properties the Company acquires may be required to comply with the Americans with Disabilities Act of 1990, or the ADA. The ADA has separate compliance requirements for “public accommodations” and “commercial facilities,” but generally requires that buildings be made accessible to people with disabilities. Compliance with the ADA requirements could require removal of access barriers and non-compliance could result in imposition of fines by the U.S. government or an award of damages to private litigants, or both. While the tenants to whom the Company leases properties will be obligated by law to comply with the ADA provisions, and under the Company’s leases will typically be obligated to cover costs associated with compliance, if required changes involve greater expenditures than anticipated, or if the changes must be made on a more accelerated basis than anticipated, the ability of such tenants to cover costs could be adversely affected and the Company could be required to expend its own funds to comply with the provisions of the ADA, which could adversely affect the Company’s results of operations and financial condition and its ability to make distributions to shareholders. In addition, the Company will be required to operate its properties in compliance with fire and safety regulations, building codes and other land use regulations, as they may be adopted by governmental agencies and bodies and become applicable to the Company’s properties. The Company may be required to make substantial capital expenditures to comply with those requirements and these expenditures could have a material adverse effect on our operations and financial condition.

Dodd-Frank Wall Street Reform Act

The Dodd-Frank Wall Street Reform Act, in part, regulates residential mortgage loans which includes the type of land contract agreements we enter into. The Act requires land contracts to be fully-amortized at a fixed rate of interest with no balloon payment. It also requires owners of real estate to utilize a licensed mortgage originator if they provide mortgage financing in the sale of three or more properties in any 12-month period. To comply with the applicable provisions of the Act, we are not involved in the construction of properties, we make fully-amortized land contracts that require the buyer to pay principal and interest, the interest we charge is at a fixed rate, we do not have balloon payment requirements, we only enter into land contacts when we believe in good faith that the buyer has a reasonable ability to repay us and we use licensed mortgage originators to participate in each land contract transaction.

Michigan Statutory Interest Rate Ceilings

The Office of Financial and Insurance Services of the Michigan Department of Consumer and Industry Services regulates the maximum amount of interest that can be charged on various loan categories including land contracts. In the past, we have made land contracts at interest rates of 9.90%.   In the State of Michigan, we are considered an unregulated lender and are prohibited from charging interest rates in excess of 11%.

Other Laws and Regulations

We will be required to operate properties in compliance with fire and safety regulations, building codes and other land use regulations, as they may be adopted by governmental agencies and bodies and become applicable to our properties. We will also be required to comply with labor laws and laws which prohibit unfair and deceptive business practices with consumers.  We anticipate we will also be subject to a variety of local, state and federal statutes, ordinances, rules and regulations concerning fair housing and real estate transactions in general. These laws may result in delays; cause us to incur substantial compliance and other costs.  We may be required to make substantial capital expenditures to comply with those requirements and these expenditures could have a material adverse effect on its ability to pay dividends to shareholders at historical levels or at all.

Employees

As of the date of this prospectus, we have two full time employees.

From time to time, we will employ independent contractors assist us with the evaluation and selection of geographic markets, identification and purchase of residential real estate, rehabilitation, legal, accounting and sales. We believe the use of non-salaried personnel allows us to expend our capital resources as a variable cost as opposed to a fixed cost of operations. In other words, if we have insufficient revenues or cash available, we are in a better position to only utilize those services required to generate revenues as opposed to having salaried employees.

We believe  that our future  success will depend in part on our  continued  ability  to  attract,  hire  or  acquire  and  retain qualified independent contractors. There can be no assurance that we will be able to attract and retain such individuals or companies. If we are unsuccessful in managing the timely delivery of these services our business could be adversely affected.

Properties

We have our corporate headquarters in Bay City, Michigan. Substantially all of our operating activities are conducted from 1036 square feet of office space provided by The Diversified Group Partnership Management LLC, an entity controlled by our Co-Chief Executive Officers, under a management services agreement for which we pay $1,000 per month. We believe that additional space may be required as our business expands and believe that we can obtain suitable space as needed.

Since inception, we have focused on making real estate acquisitions in the Saginaw, Bay and Midland Counties of Michigan. The region consists of primarily low and moderate income households.

As of December 31, 2011, we have marketable and equitable title to all forty one of our properties. When we enter into a land contract, we retain marketable title since we have the legal title in fee simple to the property, but we provide the buyer with equitable title, which entitles them to the actual enjoyment and use of a property. As of December 31, 2011, we had marketable and equitable title since none of our properties were subject to a land contract.

The table below includes summary information relating to the forty one properties we own as of December 31, 2011:

	Lowest	Highest	Average
Square footage:	808	2,415	1,354
Number of bedrooms:	2	6	3.4
Number of bathrooms:	1	3	1.3
Annual Taxes	$631	$2,855	$1,540

We paid a total of $674,625 for the forty one properties we own and paid a related party $1,271,000 for renovations as of December 31, 2011. Renovations have been completed on all of the properties we owned as of December 31, 2011.

None of the properties have or will be occupied by tenants. Properties not subject to land contracts remain vacant until sold. We hold legal title to all properties in fee simple. We have not depreciated the value of properties owned. There are no liens against any of our properties.

When we enter into a land contract, we retain marketable title since we have the legal title in fee simple to the property, but we provide the buyer with equitable title, which entitles them to the actual enjoyment and use of a property.

The company has not commissioned a professional appraisal or analysis of the market value of any of the properties it currently owns.

Renovations

All of renovations for our properties are performed by the Diversified Group Partnership Management, LLC ("DGPM"), which is owned by the Company’s Co-Chief Executive Officers Joel Wilson and Michael Kazee. We pay DGPM a flat fee of $31,000 for each property they renovate, which includes the cost of all labor and materials.

Land Contracts

We typically sell our properties under a land contract to buyers who do not have sufficient cash to purchase a property outright and are unable to obtain mortgage financing from third-parties. In the State of Michigan, a land contract, sometimes known as a contract for deed or an installment sales agreement is a contract between a buyer and seller of real estate in which the seller provides the buyer with the ability to pay the purchase price in installments. A land contract conveys equitable title to the purchaser while marketable title remains with the seller. We hold legal the deed and legal title to the property, but the purchaser can use the property during the term of the land contract. When the purchase price and all interest have been paid in full, we become obligated to transfer legal title to the property to the buyer.

The purchaser is unable to sell the property unless all of the terms of the land contract have been satisfied. We can provide written authorization to allow purchaser to sell property subject to a land contract as long as we receive the balanced owed upon sale. The purchaser is obligated to pay us the purchase price stated in the land contract and is entitled to any profits it realizes from a sale above that price.

The purchaser would be in default of the land contract agreement if it (a) fails to pay any installment in full or in a timely manner, or (b) fails to pay property taxes, or (c) fails to maintain adequate insurance coverage, or (d) removes buildings or fixtures, or (e) creates or brings hazardous waste on the property, or (f) causes material damages to the property or (g) fails to pay the principal or interest on any loans with cross default provisions.

In the event of default, the purchaser is obligated to surrender the property and all funds received by us are considered rent. To enforce the terms of the land contract, we may be required to file a notice of forfeiture of land contract with a district court. If the buyer fails to respond with the required payment, a complaint for possession can be filed with a district court requesting the court order an eviction. Upon surrender of the property, no further action may be taken against the purchaser except in the case of criminal negligence or willful destruction. Upon eviction, we would complete any necessary repairs and seek to sell the property again. Foreclosure proceedings are not required when a buyer and seller have entered into a land contract.

Under a land contract, the purchaser is considered the homeowner for property tax and homeowner insurance purposes and is legally responsible for all property maintenance, taxes and insurance.

Land Contract Qualification

When a buyer does not have sufficient cash to purchase a property outright and is unable to obtain mortgage financing from third-parties, we evaluate a buyer’s credit, sources of income and current assets to determine whether we are willing to enter into a land contract. We also check personal and professional references and conduct an in-person interview to determine creditworthiness, ensure the terms of the land contracts are clear and to assess our risk. Our decision to enter into a land contract is subjective. We do not have any specific underwriting guidelines to determine whether a buyer qualifies to enter into a land contract with us.

We will enter into land contracts when a buyer has insufficient cash to pay for the property outright and when the buyer is unable to obtain mortgage financing from third-parties. No assurance can be given that installments for any land contract we have or enter into, will paid in full or in a timely manner by any buyer.

Sources of Down Payment

Diversified Lending Services, LLC (“DLS”) provides loans to purchasers of real estate who have at least $2,500 of their own funds. DLS is controlled by Michael Kazee, our Co-Chief Executive Officer. DLS loaned each of the purchasers of our properties the difference between the 10% required down payment and the $2,500 they each had.

The funds were lent to the purchasers of our properties and they used the funds to provide us with the required 10% down payment to enter into the land contracts. DLS loaned money to the purchasers at the same interest rate in each of our land contracts and requires their borrowers to pay $100 a month towards the repayment of principal.

The loan provided by DLS and the land contract contains a cross default clause. In the event a purchaser defaults by not paying their principal and interest on time or in full, the cross default causes a default on the purchasers’ loan from DLS. In the event a borrower of DLS defaults by not paying their principal and interest on time or in full, the cross default causes a default on the land contract from us. In the event of a default on either the purchasers loan from DLS or the purchasers land contract with us, all funds received by us are considered rent and the land contract is voided. If the event of default, we may seek to evict the purchaser so we can prepare the property for sale again.

In the event of a default on either the purchasers’ loan from DLS or the purchasers land contract with us, Diversified Lending Services, LLC is entirely at risk for their loan and we are under no obligation to provide them with any form of consideration.

We have no agreement with Diversified Lending Services, LLC regarding the issuance of loans to purchasers of our properties.

Insurance

We do not have casualty, liability, fire, extended coverage or rental loss insurance on any real estate we presently own and we do not intend to purchase any insurance in the future. If we become obligated to pay any damages, we could lose invested capital, working capital and anticipated profits. If we do not have sufficient capital to pay damages, we may face lawsuits, fines and penalties, which could adversely affect our business operations. Presently, we have no claims but we expect claims and damages in the future, due to the nature of our business. No assurance can be given that future damages will be less than the cost of insurance. Any losses would adversely affect our business.

Selection, Management and Custody of Our Investments

Our management is responsible for managing the purchase, renovation and sale of properties. We utilize third-parties to help identify properties to buy, complete the physical renovations and market properties for sale. In the past, we have utilized entities controlled by our Co-Chief Executive Officers for each of these activities.

The related party transactions related to the management of our investments include:

-

On August 11, 2010 we entered into an agreement with The Diversified Group Partnership Management, LLC, an entity controlled by our Co-Chief Executive Officers, to provide materials and labor for the renovation of properties we own. As of September 30, 2011, we paid The Diversified Group Partnership Management, LLC $224,565.  On October 1, 2011, the original agreement was replaced with a flat-fee agreement whereby we pay DGPM a fee of $31,000 for each property they renovate on our behalf. The fee includes the cost of all materials and labor. From October 1, 2011 through December 31, 2011, we paid $1,271,000 in renovation fees to The Diversified Group Partnership Management, LLC.

-

We hired 1 Stop Realty and Mortgages, LLC, a real estate agency controlled by Mr. Kazee to sell each of the eleven properties we own. As of June 30, 2011, they sold eleven of our properties and was paid $27,500.

-

We entered into written agreements in August 2011 whereby we sold land contract interests, including the transfer of full and legal title to the underlying properties and the right to receive the future payments made under the land contract, to three limited partnerships for $412,600. There were nine properties included in these contracts with a carrying value of approximately $433,000 as of June 30, 2011.  Each limited partnership consisted of an entity controlled by Mr. Wilson and Mr. Kazee as its general partner and multiple limited partners who were not related parties to the Company.  All amounts paid under the agreement were paid by the limited partners and not by the entity controlled by Mr. Wilson and Mr. Kazee.

The Diversified Group Partnership Management LLC is located at 501 S. Euclid, Bay City, Michigan 48706 and purchases, renovates and resells residential real estate. The principal executives are Joel Wilson and Michael Kazee.

Joel I. Wilson has been Chairman of the board of directors and Co-Chief Executive Officer since February 2010. He also serves as the President of The Diversified Group Insurance Agency, LLC where he supervises life insurance agents, negotiates vendor agreements and ensures compliance with the State of Michigan’s Office of Financial and Industry Regulation since 2009, the President of the Diversified Group Advisory Firm where he manages all aspects of their financial advisory service operations and ensures compliance with the State of Michigan’s Office of Financial and Industry Regulation since 2009, the Vice President of The Diversified Group Partnership Management LLC where he manages all aspects of their real estate investment operations since 2009 and he also serves as the Executive Principal of WR Rice Financial Services Incorporated where he manages all aspects of their broker dealer business operations since October 2010. Mr. Wilson is an owner of each of the entities in which he presently serves.

Previously, Mr. Wilson has served as the President of Wilson and Kazee Diversified Financial Group, LLC where he managed various aspects of their financial advisory business from 2010 to 2011, the Vice President of Diversified Mortgage Solutions, LLC, where he managed various aspects of their mortgage brokerage business from 2009 to 2010, a Registered Principal of Chelsea Financial Services where he provided financial advisory services to clients from 2009 to January 2010, a Registered Principal of John Hancock Financial Network where he provided financial advisory clients from 2007-2009 and as an English as a Second Language Instructor for Volkshochschule Dresden from 2005-2007. Mr. Wilson was an owner of Wilson and Kazee Diversified Financial Group, LLC and of the Diversified Mortgage Solutions LLC.

Michael Kazee has been a Director and Co-Chief Executive Officer since February 2010.  He also serves as the President of 1 Stop realty and Mortgage Services where he manages all aspects of operations for the licensed real estate agency and mortgage brokerage business since 2007, President of the Diversified Lending Services, LLC where he manages all aspects of private lending since 2010, President of The Diversified Group Partnership Management, LLC where he manages employees and the renovation of real estate since 2009, Vice President of The Diversified Group Insurance Agency, LLC where he sells life insurance and assists in the operations of the life insurance agency since 2009, Vice President of The Diversified Group Advisory Firm, LLC where he assists in the management of employees and operations of the financial advisory firm since 2009 and as a Registered Representative of WR Rice Financial Services Incorporations where he provides financial advisory services to clients since 2010.  Mr. Kazee is an owner of each of the entities in which he presently serves.

Previously, Mr. Kazee was the Vice President of Wilson and Kazee Diversified Financial Group, LLC where he assisted in the management of various aspects of the financial advisory business from 2010 to 2011, a Registered Principal of Chelsea Financial Services where he provided financial advisory services to clients from 2009 to January 2010, a Registered Principal of John Hancock Financial Network where he provided financial advisory clients from 2008-2009 and President of Black Mountain Mortgage where he managed all aspects of the licensed mortgage brokerage business from 2005 – 2007. Mr. Wilson was an owner of Wilson and Kazee Diversified Financial Group, LLC, the Diversified Mortgage Solutions LLC and Black Mountain Mortgage.

1 Stop Realty and Mortgage Services, LLC is located at 501 S. Euclid, Bay City, Michigan 48706 and is a licensed real estate agency who represents clients in the purchase and sale of real estate. It also provides mortgage financing for the purchase of real estate. The principal executive is Michael Kazee.

We plan to continue using entities they control as long as our independent board members determine the services are provided on terms no less favorable than could be obtained from unaffiliated third parties.

Material agreements

Employment Agreement with Joel Wilson

We entered into a July 1, 2010 Employment Agreement between us and our co-Chief Executive Officer, Joel Wilson. In return for his services, the agreement provides that he will receive a base salary of $3,500 per month.

Employment Agreement with Michael Kazee

We entered into a July 1, 2010 Employment Agreement between us and our co-Chief Executive Officer, Joel Wilson. In return for his services, the agreement provides that he will receive a base salary of $3,500 per month.

Services Agreement with The Diversified Group Partnership Management, LLC

On August 11, 2010 we entered into an agreement with The Diversified Group Partnership Management, LLC, an entity controlled by our Co-Chief Executive Officers, to provide materials and labor for the renovation of properties we own. As of September 30, 2011, we paid The Diversified Group Partnership Management, LLC $224,565.  On October 1, 2011, the original agreement was replaced with a flat-fee agreement whereby we pay DGPM a fee of $31,000 for each property they renovate on our behalf. The fee includes the cost of all materials and labor. From October 1, 2011 through December 31, 2011, we paid $1,271,000 in renovation fees to The Diversified Group Partnership Management, LLC.

Promissory Note with Diversified Lending Services, LLC

On January 4, 2011 we entered into a promissory note whereby we borrowed $50,000 from Diversified Lending Services, LLC, an entity controlled by Mr. Kazee. Under the terms of the unsecured promissory note, we were obligated to pay one lump sum of principal and all interest accrued at the rate of 10% per annum on or before January 1, 2026. The purpose of the loan was to ensure we had sufficient working capital if needed. On February 1, 2011, there was no interest due and we repaid the entire $50,000 in principal we borrowed. We have no agreement to borrow additional funds from Diversified Lending Services, LLC.

Management Services Agreement with The Diversified Group Partnership Management, LLC

On June 1, 2011, we entered into a written agreement whereby an entity controlled by Mr. Wilson and Mr. Kazee was engaged to provide various management services for $1,000 per month. The management services agreement is primarily for the use of business equipment, secretarial services, office management services, delivery services, purchasing and inventory control, systems administration and collection of accounts receivables. A total of $6,000 was paid as of December 31, 2011.

Promissory Notes with entities controlled by The Diversified Group Partnership Management, LLC

From September 2011 through January 2012, we entered into separate promissory notes totaling $2,114,500 at interest rates ranging from 9.90% to 13.68%. The proceeds were utilized to acquire single family homes, renovations, real estate taxes, insurance and for general working capital. The principal and interest payments for the promissory notes are $20,308 per month. All principal can be repayed without penalty. The promissory notes are unsecured and are due on June 1, 2012. The due date can be accelerated if we are more than thirty days late in making any payment. As of March 7, 2012, all payments have been made on time. Each of the limited partnerships consist of general partner The Diversified Group Partnership Management, LLC, a related party controlled by Mr. Wilson and Mr. Kazee, and multiple limited partners, who were not related parties us.  Monthly payments are required with a final balloon payment due at the end of the loan term.

Legal proceedings

We are not currently involved in any legal or regulatory proceedings or, arbitration.  However, our business involves substantial risks of liability, including possible exposure to liability under federal, state and international laws.

EXECUTIVE COMPENSATION

The following table sets forth the cash compensation of our officers and directors, for the fiscal years ended June 30, 2011 and 2010

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	All Other Compensation ($) (i)	Total ($) (j)

Joel Wilson Co-CEO, Director(1)	2011 2010	42,000 0	0 0	0 3,600 (3)	0 0	0 0	42,000 3,600

Michael Kazee Co-CEO, Director(2)	2011 2010	42,000 0	0 0	0 3,600 (3)	0 0	0 0	42,000 3,600

1.

Pursuant to an employment agreement, Mr Wilson receives a base salary of $3,500 per month.

2.

Pursuant to an employment agreement, Mr Kazee receives a base salary of $3,500 per month.

3.

On February 22, 2010, each of Mr. Wilson and Mr. Kazee were issued 3,600,000 shares of common stock as founder’s shares. No specific reason, criteria or basis for the number of shares each of Mr. Wilson and Mr. Kazee received was utilized except that Mr. Wilson and Mr. Kazee desired to own the same number of shares and retain majority control due to their ongoing role and responsibilities. The founder shares issued to Mr. Wilson and Mr. Kazee were issued immediately after our company was formed; and these shares were issued for no consideration since at that time our Company had no assets, the shares had no value, and the shares had no par value. The aggregate grant date fair value of the stock issued was $0.001 per share, equivalent to $3,600 for each of our Co-Chief Executive Officers.

2010 Employee Stock Plan

Our board of directors has approved a plan under which we can grant employees up to 1,200,000 options to purchase shares of our common stock. The plan was created to provide incentives to our officers, directors, employees and consultants by providing them with opportunities to purchase stock. The plan is administered by the board of directors. The price per share of options granted under the plan shall not be less than the fair market value per share of the common stock on the date of such grant. As of December 31, 2011, we have not granted any stock options under the plan.

Employment Agreement with Joel Wilson

We entered into a July 1, 2010 Employment Agreement between us and our co-Chief Executive Officer, Joel Wilson. In return for his services, the agreement provides that he will receive a base salary of $3,500 per month.  He is also entitled to reimbursement for all reasonable and approved expenses he incurs on our behalf.

Mr. Wilson shall continue to be employed by us at the will of the Board of Directors but the Employment Agreement would be terminated upon his death and can be terminated for his disability or with cause for breach of contract, conviction of certain crimes, willful misconduct, breach of non-compete agreement, breach of non-disclosure agreement. He can also be terminated by the Board without cause with at least 30 days notice.

Mr. Wilson can terminate his employment for good reason, if he is subject to any adverse change in his responsibilities or duties, if his salary or bonus opportunity is reduced, if our principal executive offices are relocated out of Michigan, if we fail to provide him with entitled benefits, if we refuse his ability to engage in business activities he was active in prior to the date of the Employment Agreement, if we fail to continue to indemnify him as set forth in our articles of incorporation, by-laws and his Employment Agreement, if we fail to obtain an assumption agreement from any successor if there is a change in control of our company or if we materially breach any part of our agreement with him.

Mr. Wilson may be entitled to severance pay of up to three months salary if he is terminated for disability, by us for without cause or by him with good reason.

Employment Agreement with Michael Kazee

We entered into a July 1, 2010 Employment Agreement between us and our co-Chief Executive Officer, Joel Wilson. In return for his services, the agreement provides that he will receive a base salary of $3,500 per month.  He is also entitled to reimbursement for all reasonable and approved expenses he incurs on our behalf.

Mr. Kazee shall continue to be employed by us at the will of the Board of Directors but the Employment Agreement would be terminated upon his death and can be terminated for his disability or with cause for breach of contract, conviction of certain crimes, willful misconduct, breach of non-compete agreement, breach of non-disclosure agreement. He can also be terminated by the Board without cause with at least 30 days notice.

Mr. Kazee can terminate his employment for good reason, if he is subject to any adverse change in his responsibilities or duties, if his salary or bonus opportunity is reduced, if our principal executive offices are relocated out of Michigan, if we fail to provide him with entitled benefits, if we refuse his ability to engage in business activities he was active in prior to the date of the Employment Agreement, if we fail to continue to indemnify him as set forth in our articles of incorporation, by-laws and his Employment Agreement, if we fail to obtain an assumption agreement from any successor if there is a change in control of our company or if we materially breach any part of our agreement with him.

Mr. Kazee may be entitled to severance pay of up to three months salary if he is terminated for disability, by us for without cause or by him with good reason.

Compensation through related entities

Since inception, we have paid parties related to our Co-Chief Executive Officers for the purchase of single family homes, renovations and for marketing and sales of properties, as well as for various management services. The substantial portion of funds paid to related parties have been for real estate, for third-party labor and for materials associated with property renovations. A portion of funds paid to related entities have personally benefited our Co-Chief Executive Officers.

The related entities were owned and operated by our Co-Chief Executive Officers prior to our formation. Each receives revenue from clients other than us. We are unable to determine how much of the compensation received by our Co-Chief Executive Officers from related entities is related to payments we made.

Pension, retirement or similar benefit plans

There are no annuity, pension or retirement benefits proposed to be paid to the officer or director or employees in the event of retirement at normal retirement date pursuant to any presently existing plan provided or contributed to by the company or any of its subsidiaries, if any.

Stock Option Grants

We did not grant any stock options to anyone during the most recent fiscal period ended December 31, 2010.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

The following discussion and analysis should be read in conjunction with our financial statements and the notes thereto contained elsewhere in this filing.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

With the exception of historical matters, the matters discussed herein are forward-looking statements that involve risks and uncertainties. Forward-looking statements include, but are not limited to, statements concerning anticipated trends in revenues and net income, projections concerning operations and available cash flow. Our actual results could differ materially from the results discussed in such forward-looking statements. The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes thereto appearing elsewhere herein.

Overview

We purchase, renovate and resell residential real estate in the United States.  Since inception, we have focused on making real estate acquisitions in the Saginaw, Bay and Midland Counties of Michigan. The region consists of primarily low and moderate income households.

We typically sell our properties under a land contract to buyers who do not have sufficient cash to purchase a property outright and are unable to obtain mortgage financing from third-parties. In a typical land contract transaction, we receive a negotiated amount of the purchase price upfront and the remaining portion in monthly installments.

Our officers have entered into material agreements with entities they control and will continue to do so in the future, which could result in decisions adverse to our general stockholders. Our Co-Chief Executive Officers, Joel Wilson and Michael Kazee, have executed several agreements between us and companies they control. These related party agreements contained significant conflicts of interest. A summary of the agreements can be found in the “Conflicts of Interest” section.

Our officers intend to enter into related party agreements in the future where significant conflicts of interest may exist. The interests of our officers differ from the interests of other stockholders and their decisions may negatively impact the value of your investment. Our officers may earn a profit from related party transactions while our investors may lose their entire investment.

Plan of Operations

Our specific goal is to acquire, renovate and resell residential real estate at a profit. Our plan of operations is divided into four phases, which we have and plan to implement on an ongoing basis, as follows:

(i)

acquire properties we believe can be renovated and be sold for a profit;

There are significant numbers of single family homes presently offered through online databases and real estate agencies. We regularly search for potential property acquisitions and evaluate opportunities. We are seeking property acquisitions which can be made at a price we believe offers sufficient margin to resell at a profit after accounting for the cost of renovation, insurance taxes, pro-rata corporate overhead and interest payments associated with the capital utilized to finance the transaction.

Since inception, we have utilized cash raised from the sale of equity, cash raised from the issuance of promissory notes and cash from the sale of land contracts to purchase properties. If we successfully raise funds in this offering from the sale of Series A preferred shares, we intend to use a significant portion to acquire new single family residences.

We evaluate property acquisition opportunities and make purchase decisions when we have available cash. While we paid an average of $16,454 for each of the 41 houses we owned as of December 31, 2011, we are unable to predict in advance how many single family houses or the average purchase price of properties we may buy in the future. We do not have any agreements to buy any specific properties at this time.

(ii)

complete any required renovation;

It is not economically viable for us to continuously employee the number of laborers we would require to complete property renovations in a timely manner.  Since inception, we have outsourced the renovations for all of our properties to The Diversified Group Partnership Management, LLC (DGPM), an entity controlled by our Co-Chief Executive Officers. Presently, we pay DGPM $31,000 per property they renovate on our behalf, which includes the cost of all labor and materials. On average, it takes DGPM less than sixty days to renovate a property.

(iii)

 market the property through real estate agents to attract buyers;

As the renovation of a property nears completion, we begin to prepare to market the property for sale through real estate agents. Since inception, we have retained 1 Stop Realty and Mortgage, an entity controlled by Mr. Kazee, our Co-Chief Executive Officer, to sell each of the properties we acquired. We pay 1 Stop a fee of $2,500 for each property they sell. While we are under no contractual obligation to utilize 1 Stop in the future, our  independent board members regularly evaluate whether an independent real estate agency could offer us more competitive pricing or better service than we believe we receive from 1 Stop.

(iv)

sell property through the use of land contracts.

Since inception, we have sold all of our properties through the use of land contracts. Many people prefer to use land contracts to purchase single family residences because they are unable to qualify for a mortgage loan. Properties have typically sold within thirty days of listing.

As of March 2012, we have corporate expenses of approximately $12,000 per month. We believe our cash balance and net proceeds from the sale of properties we presently own will provide sufficient funds to support our operations for the next 12 months. There can be no assurance that we will sell enough properties to provide sufficient funds to support our operations for the next 12 months.

Results of Operations

For the year ended June 30, 2011 and for the period from inception on February 22, 2010 to June 30, 2010

Net loss for the year ended June 30, 2011 decreased by $384,100 compared to the year ended June 30, 2010.  The decrease in net loss was primarily attributable to a decrease in professional fees, as 2010 non-cash stock based compensation did not recur during 2011.  The decrease in professional fees was partially offset by increases in salaries paid to our Co-Chief Executive Officers, Joel Wilson and Michael Kazee, commissions and fees, depreciation, other expenses and rent as we had a full year of operations.

From inception on February 22, 2010 to June 30, 2010, we have generated no revenues and have incurred a net loss of $565,120.  Our net loss for this period was primarily attributable to $535,120 of non-cash stock-based compensation.

For the six months ended December 31, 2011, we generated revenues of $52,387 on payments received from our properties subject to land contracts and we incurred a net loss of $73,081.  Our net loss for was primarily attributable to our operating expenses which include salaries and professional fees of $47,815 and $5,000, respectively and the sale of the interest in our land contract properties which generated a net other expense of $20,675.

For the six months December 31, 2010, we generated no revenues and had a net loss of $77,293, which was primarily attributable to salaries expense of $42,000, professional fees of $16,238, commission and fees of $11,550 and other operating expenses of $3,766.

The results of operations for the six months ended December 31, 2011 are not indicative of the results for any future interim period.  We expect to considerably increase our operating expenses in the future, particularly expenses in sales, marketing, travel and general working capital. As of December 31, 2011 we have not identified any additional specific properties we intend to acquire or lease. Although we anticipate generating operating cash flows in 2012, we do not expect to generate income due to the accounting required under land contracts (see Revenue Recognition below).

Critical Accounting Policies

The summary of critical accounting policies below should be read in conjunction with the Company’s accounting policies included in Note 3 to the financial statements of the Company. We consider the following accounting policies to be the most critical:

Investment in Real Estate Assets

Inventory of Real Estate

Pre-renovated residential properties acquisitions, materials, other direct costs, interests and other indirect costs related to acquisition and renovation of the real estate properties are capitalized. Indirect costs of renovating several real estate properties are allocated to individual real estate based on their relative sales value. Capitalized costs of residential properties which is held for sale are recorded at the lower of its carrying amount or fair value less cost to sell. Other costs like marketing, etc. incurred in connection with renovated real estate properties and other selling and administrative costs are charged to earnings when incurred. If the Company has a continuing obligation to complete renovations subsequent to the sale of the property, an estimate of the costs to complete are charged to cost of sales with a corresponding liability at the time of sale.

Real Estate Subject to Land Contracts

Residential properties that are sold under Land Contracts are removed from our inventory of real estate and depreciated on a straight-line basis over the term of the Land Contract.

Revenue Recognition

Sales of the Company’s real estate property will occur through the use of a sales contract where revenues from renovated real estate property sales will be recognized upon closing of the sale.  In accordance with FASB ASC 360-20, the Company will use the accrual method and recognize revenue on the sale of its renovated properties when the earnings process is complete and the collectability of the sales price and additional proceeds is reasonably assured, which is typically when the sale of the property closes.

The Company anticipates selling most of its real estate properties through Land Contracts where the Company conveys to the purchaser real estate by a warranty deed if the purchaser pays a down payment on the delivery of the contract and pays the remaining sales amount over 30 years at a specified interest rate. During the time when payments are made, the purchaser has use of the real estate.  In the event of a default by the purchaser, the Company may void the contract and the property and all the payments made under the contract would be forfeited to the Company as rental for the use of the real estate and the Company may declare all amounts remaining unpaid under the contract due and payable.  In accordance with FASB ASC 360-20, the Company will account for these Land Contract sales under the deposit method as the Company does not transfer to the purchaser all the risk and rewards of ownership of the real estate upon the sale of the property.  For a sale under the deposit method, the Company will not initially record a profit on the sale, will not record a notes receivable, will continue to carry the property as an asset on it financial statements, and will recognize the down payment and subsequent monthly payments as a deposit liability.

In accordance with FASB ASC 360-20, the Company will recognize profit on these land contracts when the earnings process is complete and the collectability of the sales price and additional proceeds is reasonably assured.  This will typically occur when the purchase price and all interest is paid in full and legal title to the property has transferred to the purchaser.

Liquidity and Capital Resources

For the year ended June 30, 2011 and for the period from inception on February 22, 2010 to June 30, 2010

Net cash used in our operating activities for the year ended June 30, 2011 increased $575,165 compared to the period from inception on February 22, 2010 to June 30, 2010 as we had a full year of operations during 2011.  The increase was due to the following:  although our net loss decreased $384,100, this was offset by a decrease in noncash expenses of $522,418 (including depreciation and share-based compensation).  Cash flows used in operations were also impacted by a decrease in assets and liabilities of $436,847 (including deposit liabilities, prepaid and other current assets, notes payable, and real estate).

Net cash used in financing activities for the year ended June 30, 2011 increased $4,428 compared to the period from inception on February 22, 2010 to June 30, 2010.  This increase was due to expenditures for leasehold improvements to our subleased office space.

Net cash provided by our investing activities for the year ended June 30, 2011 increased $576,579 compared to the period from inception on February 22, 2010 to June 30, 2010.  The increase primarily relates to the issuance of shares of our common stock in a private placement which closed on October 4, 2010 in which we raised $598,994.

As of June 30, 2011, our total assets were $575,480 and our total liabilities were $182,506. As of June 30, 2011, we had $6,986 in cash.

Net cash used in our operating activities from inception on February 22, 2010 to June 30, 2010 was $20,000.  Net loss of $565,120 was decreased by noncash share-based compensation expenses of $535,120.  Net loss was impacted by an increase in notes payable of $10,000.

Net cash provided by our financing activities from inception on February 22, 2010 to June 30, 2010 was $25,000 which relates to advances from stockholders of $20,000 and proceeds of $5,000 from the issuance of common stock to our founders.

As of June 30, 2010, our total assets were $7,700 and our total liabilities were $32,700. As of June 30, 2010, we had $5,000 as a result of shareholder contributions.

For the six months ended December 31, 2011 and for the six months ended December 31, 2010

Net cash used in our operating activities for six months ended December 31, 2011 increased $1,344,765 compared to $581,067 for the six months ended December 31, 2010.  The increase of cash used by operating activities was attributable to an increase in purchases and development of real estate properties of approximately $858,000.

Net cash provided by (used in) in investing activities was $336,000 and $(4,428) during the six months ended December 31, 2011 and 2010, respectively.  Net cash provided by investing activities for the six months ended December 31, 2011 consisted of proceeds from the sale of land contracts.  Net cash used in investing activities for the six months ended December 31, 2010 consisted of investments in leasehold improvements.

Net cash provided by financing activities was $1,138,771 and $600,784 during the six months ended December 31, 2011 and 2010, respectively.  Net cash provided by financing activities for the six months ended December 31, 2011 came from promissory note proceeds of $1,484,500, offset by payments on promissory notes of $536 and advances to shareholders of $345,192.  Net cash provided by financing activities for the six months ended December 31, 2010 came from the proceeds of the issuance of common stock of $598,994, increased by advances from shareholders of $1,790.

As of December 31, 2011, our total assets were $1,949,863 and our total liabilities were $1,602,771. As of December 31, 2011, we had $136,994 in cash.

Most of our cash has come from the issuance of shares in a private placement which closed on October 4, 2010 in which we raised $598,994, the sale of interests in nine of our land contracts in which we received $412,000, and promissory note in which we received $1,484,500.  Both the sale of land contract interests and promissory notes involved entering transactions with entities controlled by our Co-Chief Executive Officers.

In addition, on January 4, 2011 we entered into a promissory note whereby we borrowed $50,000 from Diversified Lending Services, LLC, an entity controlled by Mr. Kazee. Under the terms of the unsecured promissory note, we were obligated to pay one lump sum of principal and all interest accrued at the rate of 10% per annum on or before January 1, 2026. The purpose of the loan was to ensure we had sufficient working capital if needed. On February 1, 2011, we determined there was no need for the loan proceeds and since there was no interest due, we returned the check to repay the entire $50,000 in principal we borrowed. We have no agreement to borrow additional funds from Diversified Lending Services, LLC.

Over the next 12 months, we anticipate needing at least $600,000 to acquire, renovate and sell other properties and for other operating expenses. We are totally dependent on external sources of financing for the foreseeable future, for which we have no commitments. The only cash currently available to us is the cash in our bank account. We have no other sources of capital.

No assurance can be given that we will obtain access to capital markets in the future or that adequate financing to satisfy the cash requirements of implementing our business strategies will be available on acceptable terms.  Our inability to gain access to capital markets or obtain acceptable financing could have a material adverse effect upon the results of our operations and financial condition. Our failure to raise additional funds if needed in the future will adversely affect our business operations, which may require us to suspend our operations and lead you to lose your entire investment.

Although we anticipate generating operating cash flows in 2012, we do not expect to generate income due to the accounting required under land contracts (see Revenue Recognition). The extent of these losses will be contingent, in part, on the amount of gross profit we generate from the purchase, renovation and sale of any real estate transactions we are able to complete. It is likely that our operating losses will increase in the future and it is very possible we will never achieve or sustain profitability.

We may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall or other unanticipated changes in our industry. Any failure by us to accurately make predictions would have a material adverse effect on our business, results of operations and financial condition.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Quantitative and Qualitative Disclosures About Market Risk

Market risk includes risks that arise from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices and other market changes that affect market sensitive instruments. In pursuing our business strategies, the primary market risk which we expect to be exposed to in the future is interest rate risk. We may be exposed to interest rate changes primarily as a result of any debt we may incur. We expect that some of our future debt may have variable interest rates. We may use interest rate caps to manage our interest rate risks relating to our variable rate debt. We currently have no debt that is affected by a change in interest rates.

Limitation of Liability

Tennessee law permits a Tennessee corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from:

• actual receipt of an improper benefit or profit in money, property or services; or

• active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

Our charter contains such a provision that eliminates directors' and officers' liability to the maximum extent permitted by Tennessee law. These limitations of liability do not apply to liabilities arising under the federal securities laws and do not generally affect the availability of equitable remedies such as injunctive relief or rescission. Our charter also authorizes our company, to the maximum extent permitted by Tennessee law, to obligate our company to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding.

Our bylaws obligate us, to the maximum extent permitted by Tennessee law, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit our company to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employee or agent of our company or a predecessor of our company.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of certain of our investment, financing and other policies. These policies have been determined by our board of directors and, in general, may be amended or revised from time to time by our board of directors without notice or shareholder approval.

Investment Policies

Investment in Real Estate

Our investment objectives are to achieve sustainable long-term growth and maximize stockholder value. Our policy is to acquire assets for immediate sale, which will typically occur under a land contract agreement whereby we expect to be paid the sales price over thirty years.  We expect to pursue our objective primarily through the direct ownership of real estate. Future investment activities will not be limited to any geographic area or type of real estate. While we may diversify in terms of property locations, size and market or submarket, we do not have any limit on the amount or percentage of our assets that may be invested in any one property or any one geographic area.

We may incur debt in connection with financing of real estate. Principal and interest on our debt will have a priority over any dividends with respect to our common stock and preferred stock.

While not prohibited from doing so, we have no current intention to acquire development land or to pursue ground up development.

Dispositions of Real Estate

We will dispose of properties at a time and price deemed opportunistic by our management. We may sell our properties for cash or under a land contract.

Other Investment Policies

We do not intend to invest in any securities such as bonds, preferred stocks or common stock. We do not intend to make loans to other persons. We do not intend to reacquire any of our own common shares. We do not intend to underwrite securities for other issuers. We do not intend to acquire properties in exchange for securities.  We do not intend to invest in real estate mortgages. We do not intend to invest in securities of or interests in others engaged in real estate activities.

Financing Policies

We may employ leverage in our capital structure in amounts determined from time to time by our board of directors. Our board of directors has not adopted a policy which limits the total amount of indebtedness that we may incur. Our charter and bylaws do not limit the amount or percentage of indebtedness that we may incur nor do they restrict the form in which our indebtedness will be taken (including recourse or non-recourse debt, cross collateralized debt, etc.). Our board of directors may from time to time modify our debt policy in light of the then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general market conditions for debt and equity securities, fluctuations in the market price of our common stock, growth and acquisition opportunities and other factors. To the extent that our board of directors determines to obtain additional capital, we may, without stockholder approval, issue debt or equity securities or pursue a combination of these methods.

Our board of directors may authorize the issuance of preferred shares with terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control in us that might involve a premium price for holders of common shares or otherwise might be in their best interests. Additionally, preferred shares could have distribution, voting, liquidation and other rights and preferences that are senior to those of our common shares.

Other Policies

Conflicts of Interest Policies

Our directors and officers are or may become, in their individual capacity, officers, directors, controlling shareholders and/or partners of other entities engaged in a variety of businesses.  These arrangements and ownership interests could create, or appear to create, potential conflicts of interest when our officers and directors are faced with decisions that could have different implications for these companies than they do for us. These potential conflicts of interest may not be resolved in our favor.

Our directors and officers control other entities which engage in identical activities as our primary business of buying, renovating and selling residential real estate. Our officers and directors have stated they intend to present all opportunities related to our business activities to us first and that they will only personally pursue such opportunities if we are unable to do so. We have no policy limiting their activities.

Following the consummation of this offering, our independent board members will be responsible for review, approval and ratification of “related-person transactions” between us and any related person. Under SEC rules, a related person is an officer, director, nominee for director or beneficial holder of more than 5.0% of any class of our voting securities since the beginning of the last fiscal year or an immediate family member of any of the foregoing. Any member of the audit committee who is a related person with respect to a transaction under review will not be able to participate in the deliberations or vote on the approval or ratification of the transaction. However, such a director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

All future transactions between us and our officers, directors or 5% shareholders, and their respective affiliates, will be on terms no less favorable than could be obtained from unaffiliated third parties and will be approved by a majority of any independent, disinterested directors.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics for all directors, officers and employees which require business activities and operations to be conducted in an ethical manner and in compliance with all applicable laws, rules, regulations and company policies. The code of business conduct and ethics discusses accounting, conflicts of interest, corporate opportunities, confidentiality, fair dealing, proper use of corporate assets, dealing with government officials, insider trading and other important matters.

Reporting Policies

We intend to make available to our stockholders our annual reports, including our audited financial statements. After this offering, we will become subject to the information reporting requirements of the Exchange Act. Pursuant to those requirements, we will be required to file annual and periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

The Tennessee Business Corporation Act ("TBCA") provides that a corporation may indemnify any director or officer against liability incurred in connection with a proceeding if (i) the director or officer acted in good faith, (ii) the director or officer reasonably believed, in the case of conduct in his or her official capacity with the corporation, that such conduct was in the corporation's best interest, or, in all other cases, that his or her conduct was not opposed to the best interests of the corporation, and (iii) in connection with any criminal proceeding, the director or officer had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer is adjudged to be liable to the corporation.

Similarly, the TBCA prohibits indemnification in connection with any proceeding charging improper personal benefit to director or officer, if such director or officer is adjudged liable on the basis that a personal benefit was improperly received. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. Notwithstanding the foregoing, the TBCA provides that a court of competent jurisdiction, upon application, may order that a director or officer be indemnified for reasonable expense if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, whether or not the standard of conduct set forth above was met.

The charter and bylaws require us to indemnify our directors and officers to the fullest extent permitted by law with respect to all liability and loss suffered and expense reasonably incurred by such person in any action, suit or proceeding in which such person was or is made, or threatened to be made, a party, or is otherwise involved by reason of the fact that such person is or was a director or officer of ours.

In addition, the charter provides that our directors shall not be personally liable to us or our shareholders for monetary damages for breach of any fiduciary duty as a director of ours except to the extent such exemption from liability or limitation thereof is not permitted under the TBCA.

Under the TBCA, this provision does not relieve our directors from personal liability to us or our shareholders for monetary damages for breach of fiduciary duty as a director, to the extent such liability arises from a judgment or other final adjudication establishing: (a) any breach of the director's duty of loyalty; (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (c) any unlawful distributions. Nor does this provision eliminate the duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Tennessee law. Finally, this provision does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

We have entered into indemnification agreements with all of its directors and executive officers providing that it will indemnify those persons to the fullest extent permitted by law against claims arising out of their actions as officers or directors of ours and will advance expenses of defending claims against them. We believe that indemnification under these agreements covers at least negligence and gross negligence by the directors and officers, and requires us to advance litigation expenses in the case of actions, including shareholder derivative actions, against an undertaking by the officer of director to repay any advances if it is ultimately determined that the officer or director is not entitled to indemnification.

We believe that our charter and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

At present, there is no litigation or proceeding involving a director or officer of ours as to which indemnification is being sought, nor are we aware of any threatened litigation that may result in claims for indemnification by any officer or director.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the securities was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Legal

David M. Bovi, P.A., has provided an opinion on the validity of the securities being registered, but has not prepared or certified any part of this prospectus.

Accounting

The financial statements included in this Prospectus and in the Registration Statement have been audited by McConnell & Jones, LLP to the extent and for the period set forth in their report (which contains an explanatory paragraph regarding our ability to continue as a going concern) appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

AMERICAN REALTY FUNDS, INC.

(A Corporation in Development Stage)

FINANCIAL STATEMENTS

AS OF JUNE 30, 2011 AND FOR THE PERIOD

FEBRUARY 22, 2010 (DATE OF INCEPTION) TO JUNE 30, 2010

Report of Independent Registered Public Accounting Firm

To the Board of Directors

American Realty Funds Corporation

We have audited the accompanying balance sheets of American Realty Funds Corporation as of June 30, 2011 and 2010, and the related statements of operations, shareholders' deficit, and cash flows for the year ended June 30, 2011 and for the period from February 22, 2010 (inception date) to June 30, 2010.  These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal controls over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal controls over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Realty Funds Corporation as of  June 30, 2011 and 2010 and the results of its operations and their cash flows for the year ended June 30, 2011 and for the period from February 22, 2010 (inception date) to June 30, 2010, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 of the financial statements, the Company had incurred a substantial loss, had negative cash flow from operations and no revenues. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan in regard to these matters is also described in Note 2 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/McConnell & Jones, LLP

Houston, Texas

September 13, 2011

3040 Post Oak Blvd., Suite 1600
Houston, TX  77056
Phone:  713.968.1600
Fax: 713.968.1601

WWW.MCCONNELLJONES.COM

American Realty Funds Corporation

Balance Sheets

	June 30,
	2011	2010

Assets

Investment in real estate assets:
Real estate subject to land contracts, less accumulated
depreciation of $8,587 and $0, respectively	$ 516,268	$ -
Inventory of real estate	28,469	-
Total investment in real estate assets, net	544,737	-
Cash and cash equivalents	6,986	5,000
Prepaid and other current assets	23,444	2,700
Fixed assets, less accumulated
depreciation of $4,115 and $0, respectively	313	-
Total assets	$ 575,480	$ 7,700

Liabilities and Shareholders' Equity (Deficit)

Due to shareholders	$ 25,285	$ 22,700
Note payable	-	10,000
Accrued liabilities	6,321	-
Deposit liabilities	150,900	-
Total liabilities	182,506	32,700

Commitments and contingencies

Series A preferred stock, $10 par value, 10,000,000,000 shares
authorized, 0 shares issued and outstanding	-	-
Series A preferred stock, no par value, 90,000,000,000 shares
authorized, 0 shares issued and outstanding	-	-
Common stock, $0.001 par value, 100,000,000 shares
authorized, 10,098,713 shares issued and outstanding
at June 30, 2011 and 8,600,000 shares issued
and outstanding at June 30, 2010.	10,099	8,600
Paid-in capital	1,129,015	531,520
Accumulated deficit	(746,140)	(565,120)
Total shareholders' equity (deficit)	392,974	(25,000)

Total liabilities and shareholders' equity	$ 575,480	$ 7,700

The accompanying notes are an integral part of these financial statements.

American Realty Funds Corporation

Statements of Operations

		Period from Inception
	Year Ended	(February 22, 2010)
	June 30,	to June 30,
	2011	2010

Net revenues	$ -	$ -

Operating expenses:
Salaries	87,948	-
Professional fees	32,008	565,120
Commission and fees	37,006	-
Depreciation	12,702	-
Other operating expenses	10,701	-

Total operating expenses	180,365	565,120

Operating loss	(180,365)	(565,120)

Other expense	(655)	-

Loss before income tax provision	(181,020)	(565,120)
Income tax provision	-	-
Net loss	$ (181,020)	$ (565,120)

Net loss per share:
Basic	$ (0.02)	$ (0.07)
Diluted	$ (0.02)	$ (0.07)

Weighted average common shares outstanding:
Basic	9,815,690	8,362,791
Diluted	9,815,690	8,362,791

The accompanying notes are an integral part of these financial statements.

American Realty Funds Corporation

Statements of Shareholders' Equity

	Common Stock		Paid in	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balance at February 22, 2010 (Date of Inception)	-	$ -	$ -	$ -	$ -
Founders' shares	8,240,000	8,240	(8,240)	-	-
Shares issued for services	360,000	360	143,640	-	144,000
Warrant for services rendered	-	-	391,120	-	391,120
Contribution for shareholders	-	-	5,000	-	5,000
Net loss	-	-	-	(565,120)	(565,120)

Balance at June 30, 2010	8,600,000	$ 8,600	$ 531,520	$ (565,120)	$ (25,000)
Issuance of common stock	1,498,713	1,499	597,495	-	598,994
Net loss	-	-	-	(181,020)	(181,020)

Balance at June 30, 2011	$ 10,098,713	$ 10,099	$ 1,129,015	$ (746,140)	$ 392,974

The accompanying notes are an integral part of these financial statements.

American Realty Funds Corporation

Statements of Cash Flows

		Period from Inception
	Year Ended	(February 22, 2010)
	June 30,	to June 30,
	2011	2010

Cash flows from operating activities:

Net loss	$ (181,020)	$ (565,120)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation	12,702	-
Share-based compensation	-	535,120
Changes in assets and liabilities:
Prepaid and other current assets	(20,744)	-
Accrued liabilities	6,321	-
Note payable	(10,000)	10,000
Deposit liabilities	150,900	-
Purchase and development of real estate properties	(553,324)	-
Net cash used in operating activities	(595,165)	(20,000)

Cash flows from investing activities:
Purchase of fixed assets	(4,428)	-
Net cash used in financing activities	(4,428)	-

Cash flows from financing activities:
Advances from shareholders	2,585	20,000
Proceeds from issuance of common stock	598,994	5,000
Net cash provided by financing activities	601,579	25,000

Change in cash and cash equivalents	1,986	5,000

Cash and cash equivalents, Beginning of period	5,000	-

Cash and cash equivalents, End of period	$ 6,986	$ 5,000

Noncash Financing and Investing Activities:
Prepaids paid via advances from shareholder	$ -	$ 2,700

See accompanying notes to the financial statements.

American Realty Funds Corporation

(A Development Stage Company)

Notes to Financial Statements

Note 1:  Organization and Basis of Presentation

American Realty Funds Corporation (“the Company”) was incorporated on February 22, 2010 (Date of Inception) in the State of Tennessee. The Company purchases, renovates and resells residential real estate in the United States.

Basis of presentation

The Financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America.

Note 2:  Going Concern and Operations

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  The Company has incurred losses, has had negative operational cash flows since inception, and has had no revenues.  The future of the Company is dependent upon future profitable operations and the development of the business plan.

These conditions raise substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments that might arise from this uncertainty.

Note 3:  Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial  statements in conformity  with generally  accepted accounting principles requires management to make estimates and assumptions that affect  the  reported  amounts  of assets  and  liabilities  and disclosure  of contingent  assets and  liabilities at the date of the financial  statements and reported  amounts of revenues and expenses during the reporting  period.  Actual results could differ from those estimates.

Cash

The Company considers all highly liquid investments with maturities from date of purchase of three months or less to be cash equivalents. Cash consists of balances on deposit with domestic banks.

Inventory- Residential Properties

Pre-renovated residential properties acquisitions, materials, other direct costs, interests and other indirect costs related to acquisition and renovation of the real estate properties are capitalized. Indirect costs of renovating several real estate properties are allocated to individual real estate based on their relative sales value. Capitalized costs of residential properties which is held for sale are recorded at the lower of its carrying amount or fair value less cost to sell.  Other costs like marketing, etc. incurred in connection with renovated real estate properties and other selling and administrative costs are charged to earnings when incurred.  If the Company has a continuing obligation to complete renovations subsequent to the sale of the property, an estimate of the costs to complete are charged to cost of sales with a corresponding liability at the time of sale.

Revenue Recognition

Sales of the Company’s real estate property occurs through the use of a sales contract where revenues from renovated real estate property sales is recognized upon closing of the sale.  In accordance with Accounting Standard 360 Property, Plant, and Equipment, Issue 20 Real Estate Sales (“AS 360-20”), the Company uses the accrual method and recognizes revenue on the sale of its renovated properties when the earnings process is complete and the collectability of the sales price and additional proceeds is reasonably assured, which is typically when the sale of the property closes.

American Realty Funds Corporation

(A Development Stage Company)

Notes to Financial Statements

The Company sells most of its real estate properties through land contracts where the Company conveys to the purchaser real estate by a warranty deed if the purchaser pays a down payment on the delivery of the contract and pays the remaining sales amount over 30 years at a specified interest rate. During the time when payments are made, the purchaser has use of the real estate.  In the event of a default by the purchaser, the Company may void the contract and the property and all the payments made under the contract would be forfeited to the Company as rental for the use of the real estate and the Company may declare all amounts remaining unpaid under the contract due and payable.  In accordance with AS 360-20, the Company accounts for these Land Contract sales under the deposit method as the Company does not transfer to the purchaser all the risk and rewards of ownership of the real estate upon the sale of the property.  For a sale under the deposit method, the Company does not initially record a profit on the sale, does not record a notes receivable, continues to carry the property as an asset on it financial statements, and will recognize the down payment and subsequent monthly payments as a Deposit liability.

In accordance with AS 360-20, the Company recognizes profit on these land contracts when the earnings process is complete and the collectability of the sales price and additional proceeds is reasonably assured.  This will typically occur when the purchase price and all interest is paid in full and legal title to the property has transferred to the purchaser.

The Company also enters into sales of land contract interests where the Company transfers and delivers to the purchaser full interest in the land contracts noted above, including the transfer of full and legal title to the underlying properties and the right to receive the future payments made under the land contract, upon full payment of the land contract interest purchase price.  Payments of the land contract interest purchase price typically occur over a period of time in unequal and irregular installments and are recorded as deposit liabilities per the deposit method until the earnings process is complete as the Company does not transfer to the purchaser all the risk and rewards of ownership of the real estate upon the sale of the property.

In accordance with AS 360-20, the Company recognizes profit on these sales of land contract interests when the earnings process is complete and the collectability of the sales price and additional proceeds is reasonably assured.  This typically occurs when the purchase price and is paid in full and legal title to the property has transferred to the land contract interest purchaser.  Additionally, when the earnings process is complete, any down payments and monthly land contract income previously received and recorded as a deposit liability is recognized as revenue.  Any down payment or monthly land contract income received and recorded as a deposit liability that was borrowed from a related party is recorded as an equity recapitalization.

Net Loss per Share

Basic net loss per share is computed using the weighted average number of common shares outstanding during the period. As the Company is in a net loss position, there are no outstanding potentially dilutive securities that would cause diluted earnings per share to differ from basic earnings per share.

Income Taxes

The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns.  Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

The Company applies the authoritative guidance in accounting for uncertainty in income taxes recognized in the financial statements. This guidance prescribes a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination. If the tax position is deemed “more-likely-than-not” to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. The Company has established a valuation allowance for all deferred tax assets (consisting of net operating loss carryforwards) as of June 30, 2011 as it has not determined that such assets are likely to be realized.

American Realty Funds Corporation

(A Development Stage Company)

Notes to Financial Statements

Recently Issued Accounting Standards

In October 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-13, “Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements—a consensus of the FASB Emerging Issues Task Force” (“ASU 2009-13”), which provides guidance on whether multiple deliverables exist, how the arrangement should be separated, and the consideration allocated. ASU 2009-13 requires an entity to allocate revenue in an arrangement using estimated selling prices of deliverables if a vendor does not have vendor-specific objective evidence or third-party evidence of selling price. ASU 2009-13 was effective for the first annual reporting period beginning on or after June 15, 2010 and could be applied retrospectively for all periods presented or prospectively to arrangements entered into or materially modified after the adoption date. Early adoption was permitted provided that the revised guidance was retroactively applied to the beginning of the year of adoption. ASU 2009-13 was effective for the Company on January 1, 2011. The adoption of these amendments did not have any impact on the consolidated financial statements.

In May 2011, the FASB issued Accounting Standards Update (“ASU”) 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards (“IFRSs”), which amends ASC 820, Fair Value Measurement. ASU 2011-04 does not extend the use of fair value accounting, but provides guidance on how it should be applied where its use is already required or permitted by other standards within U.S. GAAP or IFRSs. ASU 2011-04 changes the wording used to describe many requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. Additionally, ASU 2011-04 clarifies the FASB’s intent about the application of existing fair value measurements. ASU 2011-04 is effective for reporting periods beginning after December 15, 2011, and is applied prospectively.  The Company is in the process of evaluating the impact that the adoption of ASU 2011-04 will have on the financial statements.

In June 2011, the FASB issued Accounting Standards Update (“ASU”) No. 2011-05, “Presentation of Comprehensive Income” (ASU 2011-05). The provisions of ASU 2011-05 amend FASB ASC Topic 220 “Comprehensive Income” to eliminate the current option to present the components of other comprehensive income in the statement of changes in equity, and require the presentation of net income and other comprehensive income (and their respective components) either in a single continuous statement or in two separate but consecutive statements. The amendments do not alter any current recognition or measurement requirements with respect to items of other comprehensive income. ASU 2011-05 is effective for reporting periods beginning after December 15, 2011, with early adoption permitted. The Company is in the process of evaluating the impact that the adoption of ASU 2011-05 will have on the financial statements.

Note 4:  Investment in Real Estate Assets

Investment in real estate assets consist of residential properties held for sale and subject to land contracts.  As of June 30, 2011 the Company sold properties subject to land contracts with a cost basis of $524,855, which have been reclassified from the Company’s inventory of real estate and is depreciated over life of 30 years.  As of June 30, 2011, the Company has received payments that have been recorded as a deposit liability totaling $69,590.

In April 2011, the Company entered into three agreements for the sale of land contract interests.   The Company, upon full payment of the purchase price of the agreements, which final payments occurred subsequent to year end in August 2011, transferred and delivered to the purchaser full interest in nine land contracts, including the transfer of full and legal title to the underlying nine properties and the right to receive the future payments made under the land contract.  The purchasers in all three agreements were limited partnerships, which consisted of general partner The Diversified Group Partnership Management, LLC, a related party, and multiple limited partners, who were not related parties to the Company.  No amounts under the agreement were paid by The Diversified Group Partnership Management, LLC.  As of June 30, 2011, the Company held a deposit of $76,600 relating to installment payments received under the agreements with the remaining $336,000 was received during July and August 2011.  In August 2011, the total installment payments received of $412,600 was recognized as revenue and the carrying value of the underlying properties of approximately $433,000 was recorded as a cost of sale.  Additionally, a deposit liability of approximately $52,000 consisting of down payments and monthly land contract income previously received under the land contracts was recognized as revenue and a deposit liability of approximately $27,000 consisting of down

American Realty Funds Corporation

(A Development Stage Company)

Notes to Financial Statements

payments received by the land contract purchaser that were borrowed from a related party was treated as a capital contribution.

Note 5:  Income Taxes

The Company has experienced operating losses since inception. The Company had net operating loss carry forwards at June 30, 2011 of $746,140 which expire beginning in 2030.  The Company has provided a full valuation allowance for all deferred tax assets because of the uncertainty regarding the utilization of the net operating loss carryforwards.

Income taxes are summarized as follows for the year ended June 30, 2011 and period from February 22, 2010 (inception date) to June 30, 2010:

	2011	2010

Current expense (benefit)	$(70,507)	$(192,141)
Deferred expense	70,507	192,141
Net income tax (benefit) expense	$-	$-

A reconciliation of the differences between the effective and statutory income tax rates are as follows for the year ended June 30, 2011 and period from February 22, 2010 (inception date) to June 30, 2010:

	2011		2010
	Amount	Percent	Amount	Percent

Federal statutory rates	$(61,547)	34%	$(192,141)	34%
State income taxes	(8,960)	5%	(27,973)	0%
Valuation allowance	70,507	(39)%	220,114	(34)%
Effective rate	$-		$-	0%

Note 6:  Shareholders’ Equity

On February 22, 2010, the Company was incorporated and authorized to issue up to 10,000,000,000 shares of Series A preferred stock, par value $10 per share, 90,000,000,000 shares of preferred stock, with no par value and 100,000,000 shares of common stock, par value $0.001 per share.  The Company issued 8,240,000 shares of common stock to its founding shareholders.

In May 2010, the Company recorded an expense for services performed for the Company by a non-employee in exchange for 360,000 shares of the Company’s common stock.  The Company recorded an expense of $144,000 based on the fair value of the Company’s common stock on the date services were performed.

In May 2010, the Company recorded an expense for services performed by a non-employee in exchange for warrants to purchase the Company’s common stock. The warrants issued were at an exercise price of $0.10 per share.  The warrants were fully vested at the date of grant and the Company recognized an expense of $391,120 during the period from inception to June 30, 2010 equal to the grant date fair value of the warrants using the following assumptions: volatility of 61%; risk-free interest rate of 2.29%; and expected term of 5 years.  The fair value of the warrants was determined using the Black-Scholes option valuation model. The warrants expire on May 18, 2015 and have a remaining contractual life of 3.88 years as of June 30, 2011.  These are the only warrants outstanding as of June 30, 2011.

In February 2010, the shareholders contributed $5,000 to the Company which is reflected as paid in capital in the accompanying financial statements.

American Realty Funds Corporation

(A Development Stage Company)

Notes to Financial Statements

In October 2010, the Company finalized a private offering (the “Offering”) whereupon it issued an aggregate of 1,498,713 shares of the Company’s common stock in exchange for proceeds of $598,944.

Note 7:  Related Party Transactions

On August 16, 2010, the Company advanced $30,000 to an entity controlled by Co-Chief Executive Officers Joel Wilson and Michael Kazee.  The advance is non-interest bearing, due on demand, and unsecured.  The advance was paid back to the Company on October 21, 2010.

The Company entered into a sublease agreement with the Company’s shareholders to occupy their current facility.  The agreement is for one year beginning July 1, 2010 and requires the Company to pay rent of $500 per month.  The Company also made improvements to facilities owned by the majority shareholder totaling $4,428 that were capitalized as part of property and equipment and are being depreciated over a period of one year.

On August 11, 2010, the Company entered into a property renovation agreement with Diversified Group Partnership Management, LLC ("DGPM"), which is owned by the Company’s Co-Chief Executive Officers Joel Wilson and Michael Kazee.  During year ended June 30, 2011, the Company paid DGPM a total of $239,564 for labor and materials related to the renovations on the properties the Company owned.  These amounts have been allocated to individual properties and included in investments in real estate assets as of June 30, 2011.

In October 2010, the Company finalized a real estate sales contract to purchase seven residential real estate properties from the DGPM.  DGPM purchased seven properties for $107,500 and under the terms of the contract sold these properties to the Company for $217,404.

During October and November 2010, the Company finalized real estate sales contracts to purchase four residential real estate properties from DGPM.  The Company paid $79,927 for the four properties.

During the year ended June 30, 2011, the Company sold eleven properties to third parties.  These properties were sold pursuant to a land contract which required the buyers to pay 10% down payment on delivery of the contract and pay the remaining sales amount over 30 years at an interest rate of 9.9% per year. For ten of the eleven properties sold, the down payments made by the third parties were all or partially funded by a loan from Diversified Lending Services, LLC, an entity controlled by one the Company’s Co-Chief Executive Officers.  The land contracts contain a cross-default clause with each down payment loan.

On October 14, 2010, the Company hired 1 Stop Realty and Mortgage Services, LLC (“1 Stop”) to advertise and sell several properties the Company owns. 1 Stop is a licensed real estate agency controlled by Michael Kazee, the Company’s co-Chief Executive Officer. 1 Stop is typically paid a flat-fee of $2,500 for each of the Company’s properties 1 Stop sells. 1 Stop’s fee is paid when the real estate sale transaction is completed. The Company hired 1 Stop to advertise and sell eleven of the Company’s properties. During the year ended June 30, 2011, 1 Stop sold eleven of the Company’s properties and the Company incurred total fees of $27,500. The Company does not have an agreement with 1 Stop to sell any other properties the Company purchases, but may engage 1 Stop’s services in the future.

The Company’s shareholders paid for Company-related expenses during the year ended June 30, 2011.  Such amount totaling $25,285 were recognized as amounts due to shareholders at June 30, 2011.  These amounts are payable on demand and are non-interest bearing.

The Company entered into three agreements for the sale of land contract interests.  The purchasers in all three agreements were limited partnerships, which consisted of general partner The Diversified Group Partnership Management, LLC, a related party, and multiple limited partners, who were not related parties to the Company (see Note 4: Investment in Real Estate Assets).

The Company repaid its notes payable balance of $10,000 as of June 30, 2011.  The Diversified Group Partnership Management Group, an entity controlled by Co-Chief Executive Officers Joel Wilson and Michael Kazee, paid

American Realty Funds Corporation

(A Development Stage Company)

Notes to Financial Statements

$5,000 in May 2011 which is reflected as due to shareholder as of June 30, 2011.  In June 2011 the Company paid the remaining $5,000.

Note 8:  Commitments and Contingencies

The Company may from time to time be involved in legal proceedings arising from the normal course of business.  There are no pending or threatened legal proceedings as of June 30, 2011.

Note 9: Subsequent Events

In August 2011, final installment payments were received in relation to the sale of land contract interests.  The Company recognized $412,600 as revenue and the carrying value of the underlying properties of approximately $433,000 was recorded as a cost of sale (see Note 4: Investment in Real Estate Assets).

AMERICAN REALTY FUNDS CORPORATION

(A Corporation in Development Stage)

FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2011 AND FOR THE SIX MONTHS ENDED DECEMBER 31, 2011 and 2010

American Realty Funds Corporation

(a Development Stage Company)

Balance Sheets

(Unaudited)

	December 31,
	2011	June 30,
	(unaudited)	2011

Assets

Investment in real estate assets:
Real estate subject to land contracts, less accumulated
depreciation of $2,606 and $8,587, respectively	$ 81,642	$ 516,268
Inventory of real estate	1,411,320	28,469
Total investment in real estate assets, net	1,492,962	544,737
Cash and cash equivalents	136,994	6,986
Prepaid and other current assets	-	23,444
Due from shareholders	319,907	-
Fixed assets, less accumulated
depreciation of $4,428 and $4,115, respectively	-	313
Total assets	$ 1,949,863	$ 575,480

Liabilities and Shareholders' Equity

Due to shareholders	$ -	$ 25,285
Notes payable	1,483,964	-
Accrued liabilities	36,062	6,321
Deposit liabilities	82,745	150,900
Total liabilities	1,602,771	182,506

Commitments and contingencies

Series A preferred stock, $10 par value, 10,000,000,000 shares
authorized, 0 shares issued and outstanding	-	-
Series A preferred stock, no par value, 90,000,000,000 shares
authorized, 0 shares issued and outstanding	-	-
Common stock, $0.001 par value, 100,000,000 shares
authorized, 10,098,713 shares issued and outstanding
at December 31, 2011 and June 30, 2011.	10,099	10,099
Paid-in capital	1,129,015	1,129,015
Accumulated deficit	(792,022)	(746,140)
Total shareholders' equity	347,092	392,974

Total liabilities and shareholders' equity	$ 1,949,863	$ 575,480

See accompanying notes to the financial statements.

American Realty Funds Corporation

(a Development Stage Company)

Statements of Operations

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2011	2010	2011	2010

Net revenues	$ -	$ -	$ 52,387	$ -

Operating expenses:
Salaries	25,884	21,000	47,815	42,000
Professional fees	-	11,505	5,000	16,283
Commission and fees	-	11,550	575	11,550
Depreciation	706	2,365	1,724	3,158
Other operating expenses	8,850	2,166	10,350	3,766

Total operating expenses	35,440	48,586	65,464	76,757

Operating loss	(35,440)	(48,586)	(13,077)	(76,757)
Other income (expense):
Interest expense	(36,540)	-	(38,960)	-
Other income (expense), net	(369)	(440)	(21,044)	(536)
Total other income (expense)	(36,909)	(440)	(60,004)	(536)

Loss before income tax provision	(72,349)	(49,026)	(73,081)	(77,293)
Income tax provision	-	-	-	-
Net loss	$ (72,349)	$ (49,026)	$ (73,081)	$ (77,293)

Net loss per share:
Basic	(0.01)	-	(0.01)	(0.01)
Diluted	(0.01)	-	(0.01)	(0.01)

Weighted average common shares outstanding:
Basic	10,098,713	10,091,920	10,098,713	9,537,282
Diluted	10,098,713	10,091,920	10,098,713	9,537,282

See accompanying notes to the financial statements.

American Realty Funds Corporation

(a Development Stage Company)

Statements of Cash Flows

(Unaudited)

	Six Months Ended December 31,
	2011	2010

Cash flows from operating activities:

Net loss	$ (73,081)	$ (77,293)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation	1,724	3,158
Gain on sale of land contract interests	20,614
Changes in assets and liabilities:
Prepaid and other current assets	23,444	(953)
Accrued liabilities	29,741	-
Deposit liabilities	35,644	18,876
Purchase and development of real estate properties	(1,382,851)	(524,855)
Net cash used in operating activities	(1,344,765)	(581,067)

Cash flows from investing activities:
Proceeds from sale of land contract interests	336,000	-
Purchase of fixed assets	-	(4,428)
Net cash provided by (used in) financing activities	336,000	(4,428)

Cash flows from financing activities:
Proceeds from notes payable	1,484,500	-
Payments on notes payable	(536)	-
Due to/from shareholders, net	(345,193)	1,790
Proceeds from issuance of common stock	-	598,994
Net cash provided by financing activities	1,138,771	600,784

Change in cash and cash equivalents	130,006	15,289

Cash and cash equivalents, Beginning of period	6,986	5,000

Cash and cash equivalents, End of period	$ 136,994	$ 20,289

Noncash Financing and Investing Activities:
Capital Contribution	$ 27,199	$ -
Proceeds from sale of land contract interest recorded in deposit liabilities	$ 76,600	$ -

See accompanying notes to the financial statements.

American Realty Funds Corporation

(A Development Stage Company)

Notes to Financial Statements

December 31, 2011

(Unaudited)

Note 1:

Background and Basis of Presentation

American Realty Funds Corporation (the “Company”) was incorporated on February 22, 2010 (Date of Inception) in the State of Tennessee.  The Company focuses on acquiring, renovating and reselling residential real estate.

The accompanying unaudited financial statements have been prepared by management in accordance with accounting principles generally accepted in the United States of America ("GAAP") for interim financial information.  Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements.  In the opinion of management, all adjustments, consisting only of normal and recurring adjustments considered necessary for a fair statement, have been included.  The reported results of operations are not necessarily indicative of the results that may be expected for the full year.  These financial statements should be read in conjunction with the audited financial statements and accompanying notes for the fiscal year ended June 30, 2011.

Note 2:

Going Concern and Operations

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  The Company has incurred losses, has had negative operational cash flows since inception, and has had minimal revenues.  The future of the Company is dependent upon future profitable operations and the development of the business plan.

These conditions raise substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments that might arise from this uncertainty.

Note 3:

Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial  statements in conformity  with generally  accepted accounting principles requires management to make estimates and assumptions that affect  the  reported  amounts  of assets  and  liabilities  and disclosure  of contingent  assets and  liabilities at the date of the financial  statements and reported  amounts of revenues and expenses during the reporting  period.  Actual results could differ from those estimates.

Cash

The Company considers all highly liquid investments with maturities from date of purchase of three months or less to be cash equivalents. Cash consists of balances on deposit with domestic banks.

Inventory- Residential Properties

Pre-renovated residential properties acquisitions, materials, other direct costs, interests and other indirect costs related to acquisition and renovation of the real estate properties are capitalized.  A flat renovation fee per property is charged by Diversified Group Partnership Management, LLC ("DGPM") which is owned by the Company’s Co-Chief Executive Officers Joel Wilson and Michael Kazee to the Company.  The fee is based on the average renovations DGPM performs on a home and is prorated if renovations on a property are not complete as of the end of the period.  Capitalized costs of residential properties which are held for sale are recorded at the lower of its carrying amount or fair value less cost to sell.  Other costs like marketing, etc. incurred in connection with renovated real estate properties and other selling and administrative costs are charged to earnings when incurred.  If the Company has a continuing obligation to complete renovations subsequent to the sale of the property, an estimate of the costs to complete are charged to cost of sales with a corresponding liability at the time of sale.

American Realty Funds Corporation

(A Development Stage Company)

Notes to Financial Statements

December 31, 2011

(Unaudited)

Revenue Recognition

Sales of the Company’s real estate property occurs through the use of a sales contract where revenues from renovated real estate property sales is recognized upon closing of the sale.  In accordance with Accounting Standard 360 Property, Plant, and Equipment , Issue 20 Real Estate Sales (“AS 360-20”), the Company uses the accrual method and recognizes revenue on the sale of its renovated properties when the earnings process is complete and the collectability of the sales price and additional proceeds is reasonably assured, which is typically when the sale of the property closes.

The Company sells most of its real estate properties through land contracts where the Company conveys to the purchaser real estate by a warranty deed if the purchaser pays a down payment on the delivery of the contract and pays the remaining sales amount over 30 years at a specified interest rate. During the time when payments are made, the purchaser has use of the real estate.  In the event of a default by the purchaser, the Company may void the contract and the property and all the payments made under the contract would be forfeited to the Company as rental for the use of the real estate and the Company may declare all amounts remaining unpaid under the contract due and payable.  In accordance with AS 360-20, the Company accounts for these Land Contract sales under the deposit method as the Company does not transfer to the purchaser all the risk and rewards of ownership of the real estate upon the sale of the property.  For a sale under the deposit method, the Company does not initially record a profit on the sale, does not record a notes receivable, continues to carry the property as an asset on it financial statements, and will recognize the down payment and subsequent monthly payments as a Deposit liability.

In accordance with AS 360-20, the Company recognizes profit on these land contracts when the earnings process is complete and the collectability of the sales price and additional proceeds is reasonably assured.  This will typically occur when the purchase price and all interest is paid in full and legal title to the property has transferred to the purchaser.

The Company also enters into sales of land contract interests where the Company transfers and delivers to the purchaser full interest in the land contracts noted above, including the transfer of full and legal title to the underlying properties and the right to receive the future payments made under the land contract.

In accordance with AS 360-20, the Company recognizes profit on these sales of land contract interests when the earnings process is complete and the collectability of the sales price and additional proceeds is reasonably assured.  This typically occurs when the purchase price and is paid in full and legal title to the property has transferred to the land contract interest purchaser.  Additionally, when the earnings process is complete, any down payments and monthly land contract income previously received and recorded as a deposit liability is recognized as revenue.  Any down payment or monthly land contract income received and recorded as a deposit liability that was borrowed from a related party is recorded as an equity recapitalization.

Net Loss per Share

Basic net loss per share is computed using the weighted average number of common shares outstanding during the period. As the Company is in a net loss position, there are no outstanding potentially dilutive securities that would cause diluted earnings per share to differ from basic earnings per share.

American Realty Funds Corporation

(A Development Stage Company)

Notes to Financial Statements

December 31, 2011

(Unaudited)

Income Taxes

The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns.  Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

The Company applies the authoritative guidance in accounting for uncertainty in income taxes recognized in the financial statements. This guidance prescribes a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination. If the tax position is deemed “more-likely-than-not” to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement.

Note 4:

Investment in Real Estate Assets

Investment in real estate assets consist of residential properties held for sale and subject to land contracts.

During the three months ended December 31, 2011, the Company acquired 41 properties for $724,433 and incurred renovation costs totaling $409,574.  During the six months ended December 31, 2011, the Company acquired 48 properties for $814,246 and incurred renovation costs totaling $597,074.  There were no sales of properties held for sale.

In April 2011, the Company entered into three agreements for the sale of land contract interests.   The Company, upon full payment of the purchase price of the agreements, which final payments occurred in August 2011, transferred and delivered to the purchaser full interest in nine land contracts, including the transfer of full and legal title to the underlying nine properties and the right to receive the future payments made under the land contract.  The purchasers in all three agreements were limited partnerships, which consisted of general partner The Diversified Group Partnership Management, LLC, a related party, and multiple limited partners, who were not related parties to the Company.  No amounts under the agreement were paid by The Diversified Group Partnership Management, LLC.  In August 2011, the total installment payments received of $412,600 was recognized as other income and the carrying value of the underlying properties of $433,214 was recorded as other expense.  Additionally, a deposit liability of $52,387 consisting of down payments and monthly land contract payments previously received under the land contracts was recognized as revenue and a deposit liability of approximately $27,199 consisting of down payments received by the land contract purchaser that were borrowed from a related party was treated as a capital contribution.

As of December 31, 2011 the Company held two properties subject to land contracts with a carrying value of $81,642, which have been reclassified from the Company’s inventory of real estate and is depreciated over life of 30 years.  As of December 31, 2011, the Company has received payments that have been recorded as a deposit liability totaling $13,004.

American Realty Funds Corporation

(A Development Stage Company)

Notes to Financial Statements

December 31, 2011

(Unaudited)

In August 2011, the Company entered into another agreement for the sale of land contract interests in their two remaining properties subject to land contracts.  The Company, upon full payment of the purchase price of the agreement, agreed to transfer and deliver to the purchaser full interest in two land contracts, including the transfer of full and legal title to the underlying two properties and the right to receive the future payments made under the land contract.  As of December 31, 2011, full payment had been received but title to the properties was not passed to the purchaser so the Company retained the properties.  The purchaser in the agreement was a limited partnership, which consisted of general partner The Diversified Group Partnership Management, LLC, a related party, and multiple limited partners, who were not related parties to the Company.  No amounts under the agreement were paid by The Diversified Group Partnership Management, LLC.  As of December 31, 2011, the Company held a deposit liability of $69,741 relating to payments received under the agreement.  When title to the underlying properties is transferred to the purchaser, the agreement payments will be recognized as other income and the carrying value of the underlying properties of approximately $82,000 will be recorded as other expense.  Additionally, a deposit liability of approximately $9,000 consisting of down payments and monthly land contract income previously received under the land contracts will be recognized as revenue and a deposit liability of $3,610 consisting of down payments received by the land contract purchaser that were borrowed from a related party will be treated as a capital contribution.

Note 5:

Notes Payable

In September 2011 the Company entered into separate promissory notes with The Diversified Group Land Contract Limited Partnership # 5 (“LCLP #5”) and The Diversified Group Land Contract Limited Partnership # 6 (“LCLP #6”) for $300,000 and $250,000, respectively.  LCLP #5 and LCLP #6 both consist of general partner The Diversified Group Partnership Management, LLC, a related party, and multiple limited partners, who are not related parties to the Company and are not parties in any other Company agreements.  No amounts under the promissory notes were paid by The Diversified Group Partnership Management, LLC.  Each note has an interest rate of 9.9% and a term that ends in December 2011.  Monthly payments are required with a final balloon payment due at the end of the loan term.  Additionally, in October 2011 the promissory notes were amended to extend the due date of the final balloon payment to June 2012.

In October 2011 the Company entered into the following separate promissory notes:

Note Description	Amount	Rate	Due Date
The Diversified Group Land Contract Limited Partnership #7 (“LCLP#7”)	237,500	13.68%	6/1/2012
The Diversified Group Land Contract Limited Partnership #8 (“LCLP#8”)	247,000	11.13%	6/1/2012
The Diversified Group Land Contract Limited Partnership #9 (“LCLP#9”)	450,000	11.13%	6/1/2012

Each promissory note consists of general partner The Diversified Group Partnership Management, LLC, a related party, and multiple limited partners, who are not related parties to the Company and are not parties in any other Company agreements.  No amounts under the promissory notes were paid by The Diversified Group Partnership Management, LLC.  Monthly payments are required with a final balloon payment due at the end of the loan term.

As of December 31, 2011, the Company made one monthly payment against LCLP#5, LCLP#6 LCLP#7, LCLP#8, and LCLP#9.  Interest expense for the three and six months ended December 31, 2011 was $36,540 and $38,960, respectively.

American Realty Funds Corporation

(A Development Stage Company)

Notes to Financial Statements

December 31, 2011

(Unaudited)

Note 6:

Income Taxes

Since inception the Company has been in a cumulative net loss position.  The Company had net operating loss carry forwards at December 31, 2011 of $819,953 which expire beginning in 2030.  The Company has provided a full valuation allowance for all deferred tax assets because of the uncertainty regarding the utilization of the net operating loss carryforwards.

Note 7:

Shareholders’ Equity

On February 6, 2012 the Company filed with the Securities Exchange Commission form S-11 for the registration of their Series A Preferred Stock, $10 par value.  The amount of shares to be registered is 2,500,000 at for a proposed maximum offering share price of $10 per share.

Note 8:

Related Party Transactions

The Company entered into a sublease agreement with the Company’s shareholders to occupy their current facility.  The agreement expires July 1, 2012 and requires the Company to pay rent of $500 per month.  The Company also made improvements to facilities owned by the majority shareholder totaling $4,428 that were capitalized as part of property and equipment and were fully depreciated as of December 31, 2011.

The Company entered into real estate sales contracts with DGPM to purchase residential real estate properties.  During the three and six months ended December 31, 2011 the Company paid DGPM $0 and $8,445, respectively for one residential property.

The Company uses DGPM to perform certain renovations on the Company’s properties.  During the three and six months ended December 31, 2011, DGPM performed renovations services of $409,574 and $582,074 on properties the Company owned.  These amounts have been allocated to individual properties and included in investments in real estate assets.  The labor and materials is a flat fee per property and is based on the historical average renovations DGPM performs on a home. Any amount paid by the Company to DGPM that is in excess of renovations performed is recognized as due from shareholders on the balance sheet.

The Company’s shareholders paid for Company-related expenses during the three and six months ended December 31, 2011.  Such amounts are recognized as amounts due to shareholders on the balance sheet.  These amounts are payable on demand and are non-interest bearing.

The Company entered into four agreements for the sale of land contract interests.  The purchasers in all four agreements were limited partnerships, which consisted of general partner The Diversified Group Partnership Management, LLC, a related party, and multiple limited partners, who were not related parties to the Company (see Note 4: Investment in Real Estate Assets).

As of December 31, 2011, the Company entered into promissory notes with five limited partnerships, which consisted of general partner The Diversified Group Partnership Management, LLC, a related party, and multiple limited partners, who were not related parties to the Company (see Note 5: Notes Payable).

Note 9:

Commitments and Contingencies

The Company may from time to time be involved in legal proceedings arising from the normal course of business.  There are no pending or threatened legal proceedings as of December 31, 2011.

Prospectus

_______________________

American Realty Funds Corporation

501 S. Euclid
Bay City, Michigan 48706

Until ________ all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.

Other Expenses of Issuance and Distribution

The following table sets forth all estimated costs and expenses, other than underwriting discounts, commissions and expense allowances, payable by the issuer in connection with the maximum offering for the securities included in this registration statement:

Expenses	Amount

Legal Fees and Expenses	$ 3,000.00
Consulting Fees	$ 10,000.00
Accounting and Audit Fees	$ 3,000.00
EDGAR Filing Fees	$ 3,000.00
Blue Sky Fees	$ 1,000.00
Total*	$ 20,000.00

All amounts are estimates, other than the SEC registration fee. We will pay all expenses of the offering listed above from out cash on hand.

Item 33.

Recent Sales of Unregistered Securities.

The following sets forth information relating to all previous sales of common stock by the Registrant which sales were not registered under the Securities Act of 1933.

In connection with organizing American Realty Funds Corporation on February 22, 2010, Mr. Joel Wilson and Mr. Michael Kazee were each issued 3,600,000 shares of restricted common stock and Mrs. Bosquet was issued 1,040,000 shares of restricted common stock.  The founder shares issued to Mr. Wilson, Mr. Kazee and Mrs. Bosquet were issued immediately after our company was formed.  These shares were issued for no consideration at the inception of the business.  At the time, the Company had no assets and therefore, these shares had no basis or value. There was no par value for the common shares issued to our founders.

On May 28, 2010, we issued 360,000 shares of restricted common stock to Public Financial Services, LLC in exchange for consulting services they provided us.  The company recorded an expense of $144,000 based on the fair value of the company’s common stock on the date services were performed. The fair value was determined to be $0.40 per share because the company had planned a private placement at that price. No cash consideration was paid for these shares, which have no par value.

On October 4, 2010 we sold a total of 1,497,483 common shares to 52 investors, each of whom subscribed to purchase the shares, at a price of $0.40 per share, for aggregate consideration of $598,993.20.

We issued these shares in reliance upon the exemption under Section 4(2) of the Securities Act of 1933 was based on the fact that the issuance of these shares did not involve a “public offering.” The offering was not a "public offering" as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the investors had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a "public offering." The investors negotiated the terms of the transactions directly with our executive officers. No general solicitation was used, no commission or other remuneration was paid in connection with these transactions, and no underwriter participated. Based on an analysis of the above factors, these transactions were effected in reliance on the exemption from registration provided in Section 4(2) of the Securities Act for transactions not involving any public offering.

Each investor was given adequate access to sufficient information about us to make an informed investment decision. No registration rights were granted to any of the purchasers. Each of the investors were asked a series of questions to determine  whether or not they were accredited investors, as defined by Rule 215, or if they were sophisticated investors.  All persons that had sufficient knowledge and experience from which to make an informed investment decision are listed as being sophisticated. Each purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution.

There have been no other sales of the Registrant's common stock.

Item 34.

Indemnification of Directors and Officers.

The Tennessee Business Corporation Act ("TBCA") provides that a corporation may indemnify any director or officer against liability incurred in connection with a proceeding if (i) the director or officer acted in good faith, (ii) the director or officer reasonably believed, in the case of conduct in his or her official capacity with the corporation, that such conduct was in the corporation's best interest, or, in all other cases, that his or her conduct was not opposed to the best interests of the corporation, and (iii) in connection with any criminal proceeding, the director or officer had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer is adjudged to be liable to the corporation.

Similarly, the TBCA prohibits indemnification in connection with any proceeding charging improper personal benefit to director or officer, if such director or officer is adjudged liable on the basis that a personal benefit was improperly received. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. Notwithstanding the foregoing, the TBCA provides that a court of competent jurisdiction, upon application, may order that a director or officer be indemnified for reasonable expense if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, whether or not the standard of conduct set forth above was met.

The charter and bylaws require us to indemnify our directors and officers to the fullest extent permitted by law with respect to all liability and loss suffered and expense reasonably incurred by such person in any action, suit or proceeding in which such person was or is made, or threatened to be made, a party, or is otherwise involved by reason of the fact that such person is or was a director or officer of ours.

In addition, the charter provides that our directors shall not be personally liable to us or our shareholders for monetary damages for breach of any fiduciary duty as a director of ours except to the extent such exemption from liability or limitation thereof is not permitted under the TBCA.

Under the TBCA, this provision does not relieve our directors from personal liability to us or our shareholders for monetary damages for breach of fiduciary duty as a director, to the extent such liability arises from a judgment or other final adjudication establishing: (a) any breach of the director's duty of loyalty; (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (c) any unlawful distributions. Nor does this provision eliminate the duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Tennessee law. Finally, this provision does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

We have entered into indemnification agreements with all of its directors and executive officers providing that it will indemnify those persons to the fullest extent permitted by law against claims arising out of their actions as officers or directors of ours and will advance expenses of defending claims against them. We believe that indemnification under these agreements covers at least negligence and gross negligence by the directors and officers, and requires us to advance litigation expenses in the case of actions, including shareholder derivative actions, against an undertaking by the officer of director to repay any advances if it is ultimately determined that the officer or director is not entitled to indemnification.

We have agreed to the fullest extent permitted by applicable law, to indemnify all our officers and directors. We believe that our charter and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

At present, there is no litigation or proceeding involving a director or officer of ours as to which indemnification is being sought, nor are we aware of any threatened litigation that may result in claims for indemnification by any officer or director.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of ours, we have been advised that in the opinion of the Securities and Exchange Commission that the indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 36.

Exhibits Index.

The listed exhibits are filed with this Registration Statement:

SEC Reference	Title of
Number	Document	Location

1.0	Underwriting Agreement	Previously Filed
3.1	Certificate of Incorporation	*
3.2	By-Laws	*
3.3	Articles of Amendment 2/22/10	*
3.4	Articles of Amendment 11/28/10	*
3.5	Articles of Amendment 2/6/12	Previously Filed
5.1	Opinion Regarding Legality	Filed herewith
10.1	2010 Stock Incentive Plan	*
10.2	Wilson Employment Agreement	*
10.3	Kazee Employment Agreement	*
10.4	Agreement for Services (July 1, 2010)	*
10.5	Real Estate Sales Contract	*
10.6	Management Contract	Filed herewith
10.7	Promissory Note	Filed herewith
10.8	Schedule of Omitted Promissory Notes	Filed herewith
10.9	Form of Land Contract	*
10.10	Form of Real Estate Agency Agreement	*
10.11	Schedule of Omitted Exclusive Right to Sell Agreements	*
10.12	Agreement for Services	Filed herewith
14.1	Code of Ethics	*
23.1	Consent of McConnel & Jones PLLC	Filed herewith

*Incorporated by reference to Registration Statement on Form S-11 filed on June 16, 2011.

All other Exhibits called for by Rule 601 of Regulation S-B are not applicable to this filing. Information pertaining to our common stock is contained in our Certificate of Incorporation and By-Laws.

Item 37.

Undertakings.

The undersigned hereby undertakes:

(1)

to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(i)

 include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

 reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

 include any additional or changed material information on the plan of distribution.

(2)

 that for determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)

to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)

 that for determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)

Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii)

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)

Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser

(5)

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however,  that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on our behalf by the undersigned, in the City of Bay City, State of Michigan, on March 13, 2012.

American Realty Funds Corporation

By:	/s/ Joel Wilson
Joel Wilson
Co-Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 13th day of March, 2012.

Signature	Title

/s/ Joel Wilson	Chairman of the Board of Directors, Co-Chief Executive Officer, Secretary, Principal Accounting Officer, Chief Financial Officer
Joel Wilson

/s/ Michael Kazee	Co-Chief Executive Officer, Director
Michael Kazee

/s/ Sarah Bethune	Director
Sarah Bethune

/s/ James Everett	Director
James Everett

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

EXHIBITS

TO

REGISTRATION STATEMENT

ON FORM S-11

UNDER

THE SECURITIES ACT OF 1933

American Realty Funds Corporation